As filed with the Securities and Exchange Commission on June 1, 2004
Registration No. 333-112949

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to Form F-4

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ENERSIS S.A.

(Exact Name of Registrant as Specified in Its Charter)
ENERSIS S.A.
(Translation of Registrant’s name into English)

Chile	4911	None
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Santa Rosa 76

Santiago, Chile
(56) (2) 353-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

CT Corporation

111 Eighth Avenue
New York, New York 10011
(212) 894-8600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Nicholas A. Kronfeld
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4950

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Each Class	to be	Offering Price	Aggregate	Amount of
of Securities to be Registered	Registered	Per Unit(1)	Offering Price(1)	Registration Fee(2)

7.375% Exchange Notes due 2014	$350,000,000	100%	$350,000,000	$44,345

(1)	The notes are being offered (i) in exchange for 7.375% Notes due 2014 previously sold in transactions exempt from registration under the Securities Act of 1933 and (ii) upon certain resales of the notes by broker-dealers. The registration fee was computed based on the total face value of the 7.375% Notes due 2014 solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.

(2)	Previously paid.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

(SUBJECT TO COMPLETION)

PROSPECTUS

ENERSIS S.A.

acting through its Cayman Islands branch

Offer to exchange all of our outstanding unregistered

US$350,000,000 7.375% notes due 2014

for

US$350,000,000 7.375% notes due 2014

which have been registered under the Securities Act of 1933

Principal Terms of the Exchange Offer

•	We are offering to exchange the notes that we sold previously in a private offering for new SEC-registered notes.

•	The terms of the new notes are identical to the terms of the old notes, except for the transfer restrictions and registration rights relating to the outstanding old notes, which do not apply to the new notes.

•	The exchange offer will expire at 12:00 midnight, New York City time, on , 2004 unless we extend it.

•	We will exchange all old notes that are validly tendered and not validly withdrawn.

•	We will pay the expenses of the exchange offer.

•	You may withdraw tenders of old notes at any time before 12:00 midnight, New York City time, on the date of the expiration of the exchange offer.

•	Application has been made to list the new notes on the Luxembourg Stock Exchange.

•	We will not receive any proceeds from the exchange offer.

•	No dealer-manager is being used in connection with the exchange offer.

•	The exchange of old notes for new notes will not be a taxable exchange for United States federal income tax purposes.

       You should carefully review “Risk Factors” beginning on page 12 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     , 2004

      Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Enersis,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to ENERSIS S.A. together with its subsidiaries. In this prospectus we refer to the Securities Act of 1933 as the “Securities Act.”

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are offering the new notes only in jurisdictions where offers are permitted. This prospectus does not constitute an offer or solicitation to exchange any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer.

      This prospectus has been prepared by us solely for use in connection with the exchange offer. You must (1) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this prospectus and the exchange offer and (2) obtain any consent, approval or permission required to be obtained by you for participating in the exchange offer under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you participate in the exchange offer; we shall not have any responsibility for obtaining any such consent, approval or permission.

      See “Risk Factors” immediately following the summary of this prospectus for a description of certain factors relating to the exchange offer.

      Application has been made to list the new notes on the Luxembourg Stock Exchange.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains statements that are or may constitute forward-looking statements. These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations, including but not limited to any statements concerning:

•	our capital investment program;

•	our financial strengthening plan;

•	trends affecting our financial condition or results of operations;

•	our dividend policy;

•	the future impact of competition and regulation;

•	political and economic conditions in the countries in which we or our equity affiliates operate or may operate in the future;

•	any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•	other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

      Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	changes in the regulatory environment in one or more of the countries in which we operate;

•	changes in the environmental regulatory framework in one or more of the countries in which we operate;

•	our ability to implement proposed capital expenditures, including our ability to arrange financing when required;

•	the nature and extent of future competition in our principal markets;

•	political, economic and demographic developments in the emerging market countries of Latin America where we conduct our business; and

•	the factors discussed below under “Risk Factors” beginning on page 12.

      You should not place undue reliance on such statements, which speak only as of the date of this prospectus. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

PRESENTATION OF FINANCIAL INFORMATION

      In this prospectus, unless otherwise specified, references to “dollars,” “U.S. dollars,” “$” or “US$” are to United States dollars; references to “Ch$” or “pesos” are to Chilean pesos, the legal currency of Chile; references to “Ar$” or “Argentine pesos” are to Argentine pesos, the legal currency of Argentina; references to “R$,” “reals” or “reais” are to Brazilian reals, the legal currency of Brazil, references to “soles” are to Peruvian soles, the legal currency of Peru; references to “CPs” or “Colombian pesos” are to Colombian pesos, the legal currency of Colombia; and references to “UF” are to Unidades de Fomento. The Unidad de Fomento is a Chilean monetary unit that is indexed to inflation and denominated in Chilean pesos. As of December 31, 2003, one UF was equivalent to Ch$16,920.00. The U.S. dollar equivalent of one UF was US$28.49 at December 31, 2003, using the Observed Exchange Rate reported by the Banco Central de Chile (to which we refer as the Chilean Central Bank or the Central Bank) at December 31, 2003 of Ch$593.80 per US$1.00.

      Our audited consolidated financial statements as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003, to which we refer as the audited consolidated financial statements, and, unless otherwise indicated, other financial information concerning us included herein are presented in constant Chilean pesos in conformity with Chilean GAAP and the rules of the Superintendencia de Valores y Seguros, or the SVS. Other data expressed in Chilean pesos for all periods in our audited consolidated financial statements for the three years are expressed in constant Chilean pesos as of December 31, 2003. See Note 2(c) to the audited consolidated financial statements. Other data expressed in Chilean pesos for all periods are expressed in constant Chilean pesos as of December 31, 2003. The change in the official consumer price index (the inflation index applicable for the restatement of financial information) of Chile’s Instituto Nacional de Estadísticas, or the National Institute of Statistics, for the 12-month period ended December 31, 2003 was 1.0%. For Chilean accounting purposes, inflation adjustments are calculated with a “one-month lag” convention using an inflation adjustment factor based on the Indice de Precios al Consumidor, also the Chilean consumer price index or the Chilean CPI. The Chilean CPI is published by the National Institute of Statistics. For example, the inflation adjustment applicable to our 2003 financial statements was the percentage change between the November 2002 Chilean CPI and the November 2003 Chilean CPI. Chilean GAAP as applied to the Company differ in certain important respects from U.S. GAAP. See Note 34 to the audited consolidated financial statements for a description of the principal differences between Chilean GAAP and U.S. GAAP, as they relate to Enersis and a reconciliation to U.S. GAAP of net income and stockholders’ equity for the period and as of the dates indicated. Certain amounts may not add up due to rounding.

      For the purposes of Chilean GAAP, we consolidate the results of operations of a company defined as a “subsidiary” in Law No. 18,046. In order to consolidate a company, we must satisfy, in general, one of two criteria.

      We must either:

•	own, directly or indirectly, more than a 50% voting interest in such company; or

•	nominate or have the power to nominate a majority of the board of directors of such company.

      As of December 31, 2003, we consolidated Endesa-Chile, Chilectra S.A., or Chilectra, Inversiones Distrilima S.A. (which in turn consolidated Empresa de Distribución Eléctrica de Lima Norte S.A.A. or Edelnor), Empresa Distribuidora Sur S.A., or Edesur, Inmobiliaria Manso de Velasco Limitada, or Manso de Velasco, Synapsis Soluciones y Servicios IT Ltda., or Synapsis, Compañía Americana de Multiservicios Ltda., or Cam, Companhia de Eletricidade do Rio de Janeiro S.A., or Cerj, Luz de Bogotá, S.A. (which in turn consolidated Codensa S.A.E.S.P.) or Codensa and Investluz (which in turn consolidated Companhia Energética do Ceará S.A.) or Coelce. Endesa-Chile, in turn, consolidated all of its operational Chilean subsidiaries. In Argentina, Endesa-Chile consolidated the hydroelectric company Central Hidroeléctrica El Chocón S.A., or El Chocón, and thermoelectric companies Central Costanera S.A., or Costanera. In Colombia, Endesa-Chile consolidated generation companies Central Hidroeléctrica de Betania S.A. E.S.P., or Betania, and Emgesa S.A.E.S.P., or Emgesa. Endesa-Chile also consolidated the hydroelectric company Cachoeira Dourada S.A., or Cachoeira Dourada, in Brazil and the generation company Edegel S.A.A., or Edegel, in Peru. Due to consolidating adjustments, financial data reported by us relating to our consolidated subsidiaries may be materially different from that reported by our consolidated subsidiaries on a stand-alone basis.

      For the convenience of the reader, this prospectus contains translations of certain Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, the U.S. dollar equivalent for information in Chilean pesos as of any date is based on the observed exchange rate, as such term is defined in the section titled “Exchange Rates” on that date. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. No representation is made that the Chilean peso or U.S.

dollar amounts shown in this prospectus could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at such rate or at any other rate. See “Exchange Rates”.

TECHNICAL TERMS

      In this prospectus, references to “GW” and “GWh” are to gigawatts and gigawatt hours, respectively, references to “MW” and “MWh” are to megawatts and megawatt hours, respectively, references to “kW” and “kWh” are to kilowatts and kilowatt-hours, respectively, and references to “kV” are to kilovolts. Unless otherwise indicated, statistics provided throughout this annual report with respect to electricity generation facilities are expressed in MW, in the case of the installed capacity of such facilities, and in GWh, in the case of the aggregate annual electricity production of such facilities. One GW = 1,000 MW, and one MW = 1,000 kW. Statistics relating to aggregate annual electricity production are expressed in GWh and are based on a year of 8,760 hours. Statistics relating to installed capacity and production of the electricity industry do not include electricity of self-generators. Statistics relating to our production do not include electricity consumed by us.

      Energy losses are calculated by:

•	subtracting the number of GWh of energy sold from the number of GWh of energy purchased and self-generated within a given period; and

•	calculating the percentage that the resulting quantity bears to the aggregate number of GWh of energy purchased and self-generated within the same period.

CALCULATION OF ECONOMIC INTEREST

      Except in our financial statements, and unless otherwise specified, references to our percentage interest in a subsidiary or equity affiliate refer to our level of economic interest in that subsidiary or affiliate. Our economic interest in a subsidiary or equity affiliate is calculated by multiplying our percentage ownership interest in a directly held subsidiary or equity affiliate by the percentage ownership interest of any entity in the chain of ownership of such ultimate subsidiary or equity affiliate. For example, if we own 60% of a directly held subsidiary and that subsidiary owns 40% of an equity affiliate, our economic ownership interest in that equity affiliate would be 24%.

PROSPECTUS SUMMARY

      This summary contains material information about us and this offering. Before making a decision to participate in the exchange offer, you should read this entire prospectus, including the section entitled “Risk Factors,” our                     , including our audited consolidated financial statements and the notes thereto, and our current report on Form 6-K filed on                     , 2004.

THE EXCHANGE OFFER

Securities Offered	We are offering up to US$350,000,000 aggregate principal amount of 7.375% notes due 2014, which have been registered under the Securities Act.

The Exchange Offer	We are offering to issue the new 7.375% notes due 2014 for a like principal amount of unregistered old 7.375% notes due 2014. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 12:00 midnight. New York City time on , 2004 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to 12:00 midnight. New York City time on , 2004. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

Taxation	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for United States federal income tax purposes. See the section of this prospectus entitled “Taxation” for further details.

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas, and its affiliate in Luxembourg, Deutsche Bank Luxembourg S.A., are the exchange agents for the exchange offer. You can find the address and telephone number for Deutsche Bank Trust Company Americas and Deutsche Bank Luxembourg S.A. on the inside of the back cover of this prospectus.

Information Agent	D. F. King & Co., Inc. is serving as the information agent for the exchange offer. You can find the address and telephone number for D. F. King and Co., Inc. on the inside of the back cover of this prospectus.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the Registration Rights Agreement, including any right to require us to register your old notes or to pay you additional interest.

      Except for registration of the new notes under the U.S. Securities Act of 1933 and authorization by the Luxembourg Stock Exchange for listing the new notes, we are not aware of any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with this exchange offer. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. This exchange offer is subject to the law and regulations governing exchange offers in the United States, Luxembourg and Chile and we believe that the exchange offer is being conducted in compliance with such laws and regulations.

      Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

      By participating in this exchange offer and executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes represents that:

      (1) it is not our “affiliate”, within the meaning of Rule 405 under the Securities Act;

      (2) any new notes received by it will be acquired in the ordinary course of its business;

      (3) it has no arrangement or understanding with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act;

      (4) it is not engaged in, and does not intend to engage in, the distribution of the new notes within the meaning of the Securities Act;

      (5) if that holder is a broker-dealer, it will receive new notes in exchange for old notes that were acquired for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes; and

      (6) if that holder is a broker-dealer, it did not purchase the old notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or any other available exemption from registration under the Securities Act.

      Any purchaser of old notes who is not able to make these representations is a “restricted holder.” As a restricted holder you

      (1) will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters referred to above;

      (2) will not be able to tender your old notes in the exchange offer; and

      (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless that sale or transfer is made using an exemption from those requirements or in a transaction not subject to the Securities Act.

      Any broker-dealer who holds old notes acquired for its own account as a result of market-making or other trading activities and who receives new notes in exchange for such old notes pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to such new notes with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, for a period of 90 days following the expiration date of the exchange offer, participating broker-dealers will be entitled to use the prospectus contained in the exchange offer registration statement in connection with the resale of exchange notes, subject to exceptions, including our right to suspend the use of that prospectus.

      Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

SUMMARY DESCRIPTION OF THE NEW NOTES

      The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to old notes do not apply to the new notes.

Issuer	ENERSIS S.A., acting through its Cayman Islands branch.

New Notes	US$350,000,000 aggregate principal amount of 7.375% notes due 2014.

Interest Rates	7.375% per year.

Maturity	The new notes will mature on January 15, 2014.

Interest Payment Dates	January 15 and July 15 of each year, commencing July 15, 2004.

Redemption Price at Maturity	100%.

Sinking Fund	None.

Book Entry System and Form and Denomination of the New Notes	The new notes will be issued only in fully registered form, without coupons, in the form of beneficial interests in one or more global securities in denominations of US$1,000 and integral multiples thereof. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by The Depository Trust Company, or DTC, and its participants, including Euroclear and Clearstream. The new notes will not be issued in definitive form except under certain limited circumstances described herein. See “Description of the New Notes—Global Notes; Book-Entry Form.”

Optional Tax Redemption	The new notes are redeemable at our option in whole (but not in part), at any time, at the principal amount thereof plus accrued and unpaid interest and any additional amounts due thereon if the laws or regulations affecting taxes in the Republic of Chile or in the Cayman Islands change in certain respects. See “Description of the New Notes—Optional Redemption for Changes in Chilean or Cayman Islands Tax Law” and “Taxation—Chilean Taxation” and “Taxation—Cayman Islands Taxation.”

Ranking of the Notes	The new notes will be our direct, unsecured and unconditional general obligations and subject to customary exceptions, such as bankruptcy administrative expenses, employee wages, social security payments, legal and contractual worker’s compensation payments and taxes, the notes will rank at least equally among themselves and at least equally in right of payment with all of our other present and future unsecured and unsubordinated obligations.

At March 31, 2004, Enersis, on a stand-alone basis, had Ch$975.9 billion (US$1.6 billion) of financial indebtedness. This indebtedness is unsecured and will rank pari passu with the new notes. We had no financial indebtedness as of that date that was secured or ranked senior to the new notes.

We conduct a substantial part of our operations through our subsidiaries. The new notes will effectively rank junior to any indebtedness and obligations (including trade payables) of our subsidiaries to the extent of the assets of such subsidiaries.

At March 31, 2004, our subsidiaries had outstanding aggregate indebtedness of Ch$3.1 trillion (US$4.9 billion) (excluding indebtedness owed to us and to other subsidiaries), including indebtedness secured by liens or other security interests in assets of our subsidiaries of approximately Ch$142.1 billion (US$231.8 million) at March 31, 2004. None of this indebtedness is secured by us.

The indenture for the new notes (described below) contains no restrictions on the amount of additional indebtedness that may be incurred by us or our subsidiaries; however, as set forth under “Description of the New Notes—Certain Covenants,” the Indenture contains certain restrictions on our ability and the ability of our subsidiaries to incur secured indebtedness. Our ability to make payments with respect to the new notes is dependent in part upon the receipt of distributions, dividends, interest or other amounts from our subsidiaries and equity investees. See “Risk Factors—Risks Relating to Our Operations—We are a holding company and depend on payments from our subsidiaries and related companies to meet our payment obligations” in our report on Form 6-K filed on February 19, 2004.

Indenture	The new notes will be issued under an indenture, as amended, dated as of November 1, 1996, between us, acting through our Cayman Islands branch and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee. See “Description of the New Notes.”

Covenants	The indenture contains, among other things, a limitation on liens covenant and a limitations on sale and lease-back transactions covenant. The limitation on liens covenant precludes us or any of our subsidiaries, with certain exceptions, from issuing, assuming or guaranteeing any indebtedness, if such indebtedness is secured by a lien upon any specified property or any capital stock or indebtedness of any person, now owned or hereafter acquired unless the new notes are equally and ratably secured by that lien. The limitations on sale and lease-back transactions covenant precludes us, with certain exceptions, from entering into sale and lease-back transactions similar to secured borrowings that would be prohibited under the limitations on lien covenant. See Description of the New Notes-Covenants” for a more detailed description of these covenants.

Use of Proceeds	We will not receive any proceeds from the exchange of new notes for old notes.

Withholding Tax	Under current Chilean and Cayman Islands laws and regulations, payments of interest to a holder of the new notes by Enersis’ Cayman Islands branch generally will not be subject to Chilean or Cayman Islands withholding tax. However, if payments of interest to a holder of the new notes become subject to Chilean or Cayman Islands withholding tax then, subject to certain exceptions, we will pay additional amounts so that the amount received by the holder that is not a resident of Chile, after Chilean or Cayman Islands withholding tax, will equal the amount that would have been received if no such taxes had been applicable. For a discussion of the tax consequences of, and limitations on, the payment of additional amounts with respect to any withholding taxes, see “Description of the New Notes—Payment of Additional Amounts”, “Taxation—Chilean Taxation” and “Taxation—Cayman Islands Taxation.”

Listing	Application has been made to list the new notes on the Luxembourg Stock Exchange. The new notes will not otherwise be listed on any national security exchange.

Governing Law	The indenture and the new notes will be governed by, and will be construed in accordance with, the laws of the State of New York, without giving effect to applicable conflict of laws principles.

OUR COMPANY

Summary of Enersis and Our Business

      Enersis is one of the largest private sector electricity companies in Latin America in terms of consolidated assets and operating revenues, with over ten million customers, and the largest electricity company in Chile. We are primarily engaged, through our principal subsidiaries and related companies, in the generation and distribution of electricity in Chile, Argentina, Brazil, Colombia and Peru and secondarily engaged in the transmission of electricity through a transmission line between Argentina and Brazil. Please see “The Company” for additional information on our Latin American operations.

      We believe that there is long-term potential for significant growth in per capita energy demand in Latin America, as well as for significant growth attributable to demographic trends, and we seek to take advantage of our know-how and market position as the leading private sector electricity company in the region to:

•	enhance earnings through expansion of our unregulated client base;

•	improve our operating margins by reducing the operating costs of our existing businesses; and

•	focus on our core business by disposing of our interests in non-strategic business lines.

Principal Executive Offices

      Our principal executive offices are located at:

Santa Rosa 76

Santiago, Chile

      You may reach our offices by telephone at (56)(2) 353-4400.

RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors and the risk factors detailed in our current report on Form 6-K filed on                     , 2004 in deciding whether to exchange your old notes.

There may not be a liquid trading market for the new notes, which could limit your ability to sell your new notes in the future.

      The new notes are being offered to the holders of old notes. The new notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no public market, and the new notes may not be widely distributed. Accordingly, an active trading market for the new notes may not develop. If a market for any of the new notes does develop, the price of such new notes may fluctuate and liquidity may be limited. If a market for any of the new notes does not develop, purchasers may be unable to resell such new notes for an extended period of time, if at all.

Your failure to tender old notes in the exchange offer may affect their marketability.

      If old notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted old notes will be affected adversely. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your old notes in the future.

      We issued old notes in a private placement exempt from the registration requirements of the Securities Act. Accordingly, you may not offer, sell or otherwise transfer your old notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your old notes for new notes in the exchange offer, or if you do not properly tender your old notes in the exchange offer, your old notes will continue to be subject to these transfer restrictions after completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the old notes under the Securities Act.

The financial statements of certain of our subsidiaries were audited by firms that have ceased operations, which may negatively affect your remedy under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by those firms.

      The financial statements of Endesa-Chile’s subsidiary, Endesa Argentina S.A., and its subsidiaries, and our subsidiary, Endesa Colombia S.A., and its subsidiaries, as of and for each of the two years in the period ended December 31, 2001 (consolidated with those of Endesa-Chile), were audited by Pistrelli, Diaz y Asociados and Arthur Andersen y Cía. Ltda, respectively.

      We have not been able to obtain, after reasonable efforts, the written consent of either Pistrelli, Diaz y Asociados or Arthur Andersen y Cía. Ltda. to our naming them in this prospectus as having certified the consolidated financial statements as required by Section 7 of the Securities Act. Accordingly, we have dispensed with the requirement to file each of their consents in reliance upon Rule 437a of the Securities Act. Because neither Pistrelli, Diaz y Asociados nor Arthur Andersen y Cía. Ltda. have consented to the inclusion of their report in this prospectus, you may have no effective remedy against either Pistrelli, Diaz y Asociados or Arthur Andersen y Cía. Ltda. under Section 11 of the Securities Act for any untrue statements of a material fact contained in the applicable financial statements audited by Pistrelli, Diaz y Asociados and Arthur Andersen y Cía., or any omissions to state a material fact required to be stated therein. In addition, the ability of each of Pistrelli, Diaz y Asociados and Arthur Andersen y Cía. Ltda. to satisfy any claims (including claims arising from their provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen y Cía. Ltda.

The indenture does not include any debt covenants or other provisions which afford debt holders protection in the event of a highly leveraged transaction.

      The notes do not have financial covenants, and therefore the indenture does not limit our leverage. However, our bank contractual obligations have several constraints on our ability to incur debt in highly leveraged transactions. The maximum consolidated leverage ratio (defined as total consolidated indebtedness to the sum of equity and minority interest) through December 31, 2004 set by our Amended Enersis Facility, is 80%, and such ratio falls gradually to 60% in 2008. Based on our current capitalization, this senior facility would permit us to borrow no more than US$1.3 billion in 2004. This senior bank debt facility matures in 2008, and therefore, noteholders may have a higher risk subsequent to that period. See “Item 2.—Results of Operations for the Fiscal Years Ended December 31, 2002 and December 31, 2003” in our current report on Form 6-K, submitted to the SEC on                     , 2004.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

      Our net proceeds from the sale of the old notes were approximately US$345 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We applied such net proceeds, funds from the Enersis 2003 Facility, the cash proceeds of the subscription of shares during the second pre-emptive rights period of our capital increase and other available cash to repay the entirety of the Enersis May 2003 Facilities.

CAPITALIZATION

      The following table sets forth our consolidated financial short-term debt, long-term debt, minority interest and shareholders’ equity computed in accordance with Chilean GAAP at March 31, 2004, adjusted to give effect to the prepayment of US$150 million in long term bank debt on April 14, 2004 with cash.

      Other than the adjustment described above, there has been no material change in our capitalization since March 31, 2004. For additional information, see the unaudited consolidated financial statements for the three months ended March 31, 2004 included in our current report on Form 6-K, filed with the Securities and Exchange Commission on                     , 2004.

	As of March 31, 2004

	Actual		As Adjusted(2)

	Ch$	US$(1)	Ch$	US$(1)

	(millions of Ch$ and millions of US$)
Cash and cash equivalents	427,413	693	334,951	543
Short-term debt
Short-term bank borrowings	271,894	441	271,894	441
Current portion of long-term bank and other debt	174,252	283	174,252	283
Current portion of bonds payable	58,154	94	58,154	94

Total short-term debt	504,301	818	504,301	818

Long-term debt
Long-term bank and other debt	988,853	1,604	896,392	1,454
Bonds payable	2,513,543	4,078	2,513,543	4,078

Total long-term debt	3,502,397	5,682	3,409,935	5,532

Minority interest	3,395,513	5,509	3,395,513	5,509

Shareholders’ equity
Common stock	2,227,711	3,614	2,227,711	3,614
Other reserves	147,337	239	147,337	239
Deficit of subsidiaries in development stage	(1,578)	(3)	(1,578)	(3)
Retained earnings	197,160	320	197,160	320

Total shareholders’ equity	2,570,631	4,170	2,570,631	4,170

Total capitalization(3)	9,972,841	16,179	9,880,380	16,029

(1)	Chilean pesos have been translated into U.S. dollars, solely for the convenience of the reader, at the Observed Exchange Rate of Ch$616.41 per U.S. dollar, the Observed Exchange Rate on March 31, 2004. No representation is made that the Chilean peso or U.S. dollar amounts shown in this offering memorandum could have been or could be converted into U.S. dollars or Chilean pesos, at such rate or at any other rate. See “Exchange Rates”.

(2)	Reflects the adjustments described in the paragraph immediately preceding this table.

(3)	Excludes cash and cash equivalents.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

      The following selected consolidated financial and operating data should be read in conjunction with, and are qualified in their entirety by reference to, the audited consolidated financial statements included as Item 8 in our current report on Form 6-K, submitted to the SEC on                     , 2004. Our consolidated financial statements are prepared in accordance with Chilean GAAP and the rules of the SVS, which together differ in certain important respects from U.S. GAAP. Note 34 to our audited consolidated financial statements provides a description of the principal differences between Chilean GAAP and U.S. GAAP and a reconciliation to U.S. GAAP of net income and total shareholders’ equity for the periods and as of the dates therein indicated. Financial data as of or for each of the five years ended December 31, 2003 in the following table have been restated in constant Chilean pesos as of December 31, 2003 and are presented with a reconciliation to U.S. GAAP.

      All data, except ratios and operating data, are in millions. For the convenience of the reader, the table below contains translations of certain Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, the U.S. dollar equivalent for information in Chilean pesos is based on the observed exchange rate. The observed exchange rate reported by the Central Bank for December 31, 2003 was Ch$593.80 per US$1.00. All data presented in U.S. dollars as of and for the five years ended December 31, 2003 are translated at the observed exchange rate of Ch$593.80 per US$1.00. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus could have been or could be converted into U.S. dollars or Chilean pesos, at such rate or at any other rate. For more information concerning historical exchange rates, see the section entitled “Exchange Rates”.

      In 2003, we sold Río Maipo and Infraestructura and, as a result, these companies ceased to be reflected in our financial statements with effect from January 1, 2003. In 2000, we sold our electricity transmission company, Transelec, and as a result this company ceased to be reflected in our financial statements as of and for the year ended December 31, 2000. Some of our other principal operating subsidiaries were consolidated prior to 1998.

      The information detailed in the following table includes changes in certain accounting policies for the five years ended and as of December 31, 2003, which affect the comparability of the data presented below. Beginning January 1, 2000, we adopted new accounting policies concerning accounting for deferred taxes in accordance with new Chilean accounting rules. See “Item 2. Results of Operations for the Fiscal Years

Ended December 31, 2002 and December 31, 2003 — Critical Accounting Policies — Income and Deferred Taxes” in our Form 6-K, submitted to the SEC on                     , 2004.

	For the year ended December 31,

	1999	2000	2001	2002	2003	2003

						(millions of
	(millions of constant Ch$ of December 31, 2002)					US$)(1)
CONSOLIDATED INCOME STATEMENT DATA
Chilean GAAP:
Sales(2)
Cost of operations
Administrative and selling expenses
Operating income
Equity in income of related Companies, net
Goodwill amortization
Interest (expense) income, net
Price-level restatement, net
Other non-operating income (expense), net
Income before income taxes, minority interest and amortization of negative goodwill(3)
Income taxes
Extraordinary loss	—	—	—	—
Minority interest
Amortization of negative goodwill
Net income (loss)
U.S. GAAP (4):
Operating Income
Equity in Income of Related Companies
Income taxes
Net income (loss) from continuing operations
Income (loss) from discontinued operations net of tax and minority interest
Net income (loss)
Net Income (loss) from continuing operations per Share
Net Income (loss) from continuing operations per ADS
Net Income (loss) per Share
Net Income (loss) per ADS(3)
Cash Dividends per share
Cash Dividends per ADS
Capital stock
Numbers of shares of common stock (thousands)
Number of American Depository Shares

	As at December 31,

	1999	2000	2001	2002	2003	2003

						(millions of
	(millions of constant Ch$ of December 31, 2002)					US$)(1)
CONSOLIDATED BALANCE SHEET DATA
Chilean GAAP:
Total Assets
Long Term Debt
Minority Interest
Shareholders’ Equity
U.S. GAAP(4):
Total Assets
Long Term Debt
Minority Interest
Shareholders’ Equity

As of or for the year ended December 31,

	1999	2000	2001	2002	2003	2003

(millions of
	(millions of constant Ch$ of December 31, 2003, except					US$)(1)
for ratios and operating data)
OTHER CONSOLIDATED FINANCIALDATA
Chilean GAAP:
Capital expenditures
Depreciation and amortization
Ratio of earnings to fixed charges(5)			—			—
U.S. GAAP(4):
Ratio of earnings to fixed charges(5)			—			—
Capital expenditures
Depreciation and amortization

(1)	Solely for the convenience of the reader, Chilean peso amounts have been translated into dollars at the rate of Ch$593.80 per U.S. dollar, the Observed Exchange Rate for December 31, 2003 for amounts given as of December 31, 2003. You should not construe the translation of currency amounts in this prospectus to be representations that the Chilean peso amounts actually represent current U.S. dollar amounts or that you could convert Chilean peso amounts into U.S. dollars at the rate indicated or at any other rate.

(2)	“Sales” as shown on our statements of income in our current report on Form 6-K, submitted to the SEC on , 2004.

(3)	“Income before income taxes, minority interest and amortization of negative goodwill” as shown in our audited consolidated statements of income in our Form 6-K, submitted to the SEC on , 2004.

(4)	See “Item 2. Results of Operations for the Fiscal Years Ended December 31, 2002 and December 31, 2003 — Price-level restatement and foreign exchange translation” and Note 34 to the audited consolidated financial statements included in our Form 6-K, submitted to the SEC on , 2004, for a discussion of how our revenues and balance sheet can be impacted by accounting differences under Chilean and U.S. GAAP. The two most significant adjustments that result from reconciling our Chilean GAAP accounts to U.S. GAAP relate to accounting for amortization of goodwill discussed in paragraphs (g), (h) and (II-o) of Note 34 and accounting for derivative instruments discussed in paragraphs (p) and (II-k) of Note 34 to the audited consolidated financial statements.

(5)	A ratio of earnings to fixed charges is an analytical tool to assist investors in evaluating our ability to meet the interest requirements of debt securities. For the purpose of computing the ratios of earnings to fixed charges, earnings includes pretax income (or loss) from continuing operations (i.e., pretax income excluding the effects of discontinued operations, extraordinary items, undistributed earnings in equity-method investees and the cumulative effect of accounting changes) and fixed charges reduced by the amount of interest capitalized during the period. Fixed charges include interest expenses, including capitalized interest, amortization of discounts or premiums on indebtedness and issuance costs. In 1999, achieving a one to one ratio of earnings to fixed charges would have required Ch$16,122 million and Ch$70,736 million in additional earnings according to Chilean and U.S. GAAP, respectively, while in 2002, achieving this ratio would have required additional earnings of Ch$181,327 million and Ch$385,651 million according to Chilean and U.S. GAAP, respectively. In the year ended December 31, 2003 achieving the one to one ratio of earnings to fixed charges would have required additional earnings of Ch$ million according to U.S. GAAP.

EXCHANGE RATES

      To the extent our financial liabilities are denominated in foreign currencies, fluctuations in the exchange rate between the Chilean peso and the U.S. dollar may have a significant impact on our earnings.

      Chile’s Ley Orgánica del Banco Central de Chile No. 18,840, or the Central Bank Act, enacted in 1989, liberalized the ability to buy and sell foreign exchange in Chile. Prior to 1989, the law authorized the purchase and sale of foreign exchange only in those cases explicitly authorized by the Central Bank. The Central Bank Act currently provides that the Central Bank may require that certain purchases and sales of foreign exchange be carried out in the Mercado Cambiario Formal, or the formal exchange market, a market formed by banks and other entities explicitly authorized by the Central Bank. Purchases and sales of foreign exchange which are generally permitted to be transacted outside the formal exchange market can be carried out in the Mercado Cambiario Informal, or the informal exchange market, which is a recognized currency market in Chile. Both the formal and informal exchange markets are driven by free market forces. Interest payments on the new notes will be made through the Cayman Islands branch of Enersis and are not subject to the Central Bank Act. Accordingly, we are not required and do not plan to obtain foreign exchange from the Chilean foreign exchange markets. However, if we were to obtain foreign exchange for interest payments on the new notes in Chile, the foreign exchange may be purchased in either the formal exchange market or the informal exchange market.

      For the purposes of the operation of the formal exchange market, the Central Bank sets a reference exchange rate (dólar acuerdo). The reference exchange rate is reset daily by the Central Bank, taking into account internal and external inflation and variations in parties between the Chilean peso and each of the U.S. dollar, the Japanese yen and the Euro in a ratio of 80:5:15, respectively. In order to keep the average exchange rate within certain limits, on rare occasions the Central Bank intervenes by buying or selling foreign exchange in the formal exchange market. The daily observed exchange rate (dólar observado) reported by the Central Bank and published daily in Chilean newspapers is computed by taking the weighted average of the previous business day’s transactions in the formal exchange market.

      The informal exchange market reflects transactions carried out at informal exchange rates by entities not expressly authorized to operate in the formal exchange market (e.g., certain foreign exchange houses, travel agencies and others). There are no limits imposed on the extent to which the rate of exchange in the informal exchange market can fluctuate above or below the observed exchange rate. Since 1993, the observed exchange rate and the informal exchange rate have typically been within less than 1% of each other. On December 31, 2003, the informal exchange rate was Ch$593.40, or 0.07% lower than the published observed exchange rate of Ch$593.80 per US$1.00. On March 31, 2004, the informal exchange rate was Ch$611.00, or 0.88% lower than the observed exchange rate of Ch$616.41 per US$1.00 corresponding to such date.

      The following table sets forth, for the periods and dates indicated, certain information concerning the observed exchange rate reported by the Central Bank. No representation is made that the Chilean peso or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at the rates indicated or at any other rate. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. On March 31, 2004, the observed exchange rate was Ch$616.41 = US$1.00.

	Observed Exchange Rate(1)
	(Ch$ per US$)

	Low(2)	High(2)	Average(3)	Period-end

Year
1999.	468.69	550.93	512.85	530.07
2000.	501.04	580.37	542.08	573.65
2001.	557.13	716.62	637.57	654.79
2002.	641.75	756.56	692.32	718.61
2003.	593.10	758.21	691.53	593.80
Last six months
2003
November	616.34	632.23	625.47	621.27
December	593.10	621.27	602.90	593.80
2004
January	559.21	593.78	573.64	591.42
February	571.35	598.60	584.31	592.87
March	588.04	623.21	603.91	616.41
April	596.61	624.84	608.55	624.98
May(4)	622.25	644.42	636.00	638.59

Source: Central Bank.

(1)	Reflects Chilean pesos at historical values rather than in constant Chilean pesos.

(2)	Exchange rates are the actual high and low, on a day-by-day basis, for each period.

(3)	The average of the exchange rates on the last day of each month during the period.

(4)	The information for May has been calculated through May 26, 2004.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the consolidated ratio of our earnings to our fixed charges for each of the periods indicated in accordance with Chilean GAAP and U.S. GAAP. A ratio of earnings to fixed charges is an analytical tool to assist investors in evaluating our ability to meet the interest requirements of debt securities. For the purpose of computing the ratios of earnings to fixed charges, earnings includes pretax income (or loss) from continuing operations (i.e., pretax income excluding the effects of discontinued operations, extraordinary items, undistributed earnings in equity-method investees and the cumulative effect of accounting changes) and fixed charges reduced by the amount of interest capitalized during the period. Fixed charges include interest expenses, including capitalized interest, amortization of discounts or premiums on indebtedness and issuance costs.

Year ended December 31,

	1999	2001	2002	2003

Chilean GAAP
U.S. GAAP(1)

(1)	See Note 34 of the audited consolidated financial statements included in our Form 6-K, submitted to the SEC on , 2004. In 1999, achieving a one to one ratio of earnings to fixed charges would have required Ch$16,122 million and Ch$70,736 million in additional earnings according to Chilean and U.S. GAAP, respectively, while in 2002, the deficit was Ch$181,327 million and Ch$385,651 million according to Chilean and U.S. GAAP, respectively. In the year ended December 31, 2003 achieving the one to one ratio of earnings to fixed charges would have required additional earnings of Ch$ million according to U.S. GAAP.

THE COMPANY

The Company

      Enersis is one of the largest private sector electricity companies in Latin America in terms of consolidated assets and operating revenues, with over ten million customers, and the largest electricity company in Chile. We are primarily engaged, through our principal subsidiaries and related companies, in the generation and distribution of electricity in Chile, Argentina, Brazil, Colombia and Peru and secondarily engaged in the transmission of electricity through a transmission line between Argentina and Brazil. Through Empresa Nacional de Electricidad S.A., or Endesa-Chile, our largest consolidated subsidiary, we are one of the largest private sector electricity generation companies in Latin America in terms of installed capacity, with an aggregate of 11,806 MW of generation capacity as of December 31, 2003. ENDESA, S.A., or Endesa-Spain, Spain’s largest electricity generation and distribution company, acquired control of our company in April 1999 and owned 60.6% of our outstanding shares as of December 31, 2003.

      As of December 31, 2003, we had consolidated assets of Ch$10.7 trillion (US$18.1 billion). All U.S. dollar amounts were translated using the observed exchange rate for December 31, 2003 of Ch$593.80 per US$1.00.

     Electricity Generation in Chile

      Endesa-Chile, which either directly or through various subsidiaries owns and operates 19 generation facilities in Chile, has an aggregate installed capacity of 3,763 MW as of December 31, 2003. Endesa-Chile accounted for approximately 35% of Chile’s total installed capacity as of December 31, 2003, and its electricity production of 16,286 GWh during 2003, accounted for approximately 36% of all electricity production in Chile. For 2003, Endesa-Chile had consolidated operating income of Ch$155.3 billion from its Chilean operations. As of December 31, 2003, 18 of the Chilean generation facilities owned and operated by Endesa-Chile were connected to the Sistema Interconectado Central, or SIC, which provides electricity to the Santiago metropolitan area, with the remaining generation facility located in the Sistema Interconectado de Norte Grande, or the SING, which provides electricity to the northern mining regions of Chile. The SIC and the SING are the two major systems of the four into which the Chilean electricity system is divided. Twelve of our 19 generation plants in Chile are hydroelectric, with a total installed capacity of 2,727 MW as of December 31, 2003. The remaining seven are coal, oil or gas-fired thermal plants with an installed capacity of 1,036 MW as of December 31, 2003.

      Endesa-Chile, directly and through its subsidiaries, Empresa Eléctrica Pehuenche S.A., or Pehuenche, Empresa Eléctrica Pangue S.A., or Pangue, and Compañía Eléctrica San Isidro S.A., or San Isidro, accounted for 3,581 MW, or approximately 50% of the total installed capacity in the SIC as of December 31, 2003, and 16,090 GWh, or approximately 48% of total energy sales in the SIC in 2003. Our subsidiary Compañía Eléctrica Tarapacá S.A., or Celta, and our 50%-owned equity-affiliate GasAtacama Generación Limitada, or GasAtacama, accounted for 962 MW, or 26% of total installed capacity, and 3,965 GWh, or 38% of total energy sales, in the SING, in 2003.

     Electricity Distribution in Chile

      We conduct our Chilean electricity distribution business through Chilectra S.A., or Chilectra, the largest electricity distribution company in Chile in terms of clients, assets and energy sales. Chilectra had consolidated operating income of Ch$88.1 billion for the year ended December 31, 2003. Chilectra distributes electricity in the Santiago metropolitan region, which is Chile’s most densely populated area and has the highest concentration of industries, industrial parks and office facilities. As of December 31, 2003, Chilectra served approximately 1.3 million customers, almost half of Chile’s total customer base.

      During 2003, Chilectra’s energy sales amounted to 10,518 GWh. For the five-year period ended December 31, 2003, physical energy sales in Chile increased at a compounded annual rate of 5.7%. During 2003, Chilectra’s revenues from electricity sales in Chile were Ch$426.8 billion.

     Operations Outside Chile by Country

      Generation in Argentina

      Through its subsidiaries Central Costanera S.A., or Costanera, and Central Hidroeléctrica El Chocón S.A., or El Chocón, Endesa-Chile is one of the principal electricity generators in Argentina, accounting for approximately 16% of total installed capacity and approximately 12% of total energy sales in Argentina in 2003. Costanera operates a 2,302 MW installed capacity oil and gas-fired generation facility in Buenos Aires and sold 4,583 GWh of energy during 2003. El Chocón operates a 30-year concession for two hydroelectric generation facilities with an aggregate of 1,320 MW of installed capacity and 4,676 GWh of energy sales in 2003. As of December 31, 2003, Costanera and El Chocón had Ch$26.9 billion and Ch$5.4 billion of operating income, respectively.

      Distribution in Argentina

      Empresa Distribuidora Sur S.A., or Edesur, is the second largest electricity distribution company in Argentina as measured by energy purchases. Pursuant to an agreement entered into with Edesur, Chilectra is and will remain the technical operator of Edesur until 2007.

      Edesur distributes electricity in a 3,309 square-kilometer area in the south of the city of Buenos Aires and in the south central region of the greater metropolitan area surrounding Buenos Aires. Edesur’s service area comprises the major business district of the city and several residential areas of the southern part of the greater metropolitan area. As of December 31, 2003, Edesur distributed electricity to 2.1 million customers and in 2003 it had operating losses of Ch$5.2 billion and physical sales of 12,638 GWh.

      During 2002, Argentina’s economy was affected by the severe crisis that began in the final months of 2001. During 2002 and 2003, Argentina’s electricity market was affected by, among other things, the enactment of Law No. 25,561, titled “Law on Public Emergency and Reform of the Exchange Regulations” and its subsequent complementary regulations. The enactment of this law caused the Argentine government to breach substantial portions of Argentine utilities’ concession agreements entered into by the federal government, including Edesur’s concession agreement. Most significantly, the law required tariffs that, under the terms of the concession, had been tied to the U.S. dollar to be converted into Argentine pesos using an exchange rate of 1 Argentine peso per US$1 at a time when the peso to dollar exchange rate had fallen to Ar$3.37 to the dollar. The effect of this change was to significantly cut the dollar equivalent of the prevailing tariffs provided for by the concessions. Additionally, although the concessions mandated tariff adjustments, the law prohibited any future tariff adjustment. As of the date of this offering Edesur is appealing to the Argentine Regulators for a tariff review. As a result, the dollar value of our revenues from operations was very significantly reduced while the dollar value of our costs of operations declined only slightly. Although during 2003 the Argentine economy stabilized and the Argentine peso appreciated against the U.S. dollar, the effects of this law continue to adversely impact the financial condition and results of operations of Argentine distribution companies, including Edesur.

      During 2002, Edesur encountered the following difficulties:

•	a significant decline in demand for energy in all customer segments, resulting in decreased revenues;

•	the unavailability of internal and external sources of financing, which affected its operations and planning of capital expenditures;

•	higher equipment and material costs in Argentine peso terms due to the devaluation of the Argentine peso from Ar$1.00 per US$1.00 to Ar$3.37 per US$1.00;

•	renegotiation and downward adjustments of existing work, services and supply contracts;

•	the highest rates of vandalism experienced by the company in recent years and an increase in electricity theft in low-income regions, which resulted in an increase of energy losses from 9.9% in 2001 to 11.6% in 2002;

•	increased rates of payment delinquency by government-related customers; and

•	significant increases in debt service as measured in Argentine Pesos from Ar$251 million in 2001 to Ar$678 million in 2002, notwithstanding the fact that Edesur has one of the lowest leverage ratios of public companies in Argentina.

      During 2003, some of the above enumerated difficulties began to reverse. For example:

•	demand for energy increased over 4%, resulting in increased revenues for Edesur,

•	Edesur was able to refinance US$434.5 million under its indebtedness, which allowed it to increase capital expenditures to over Ar$110 million;

•	the Argentine peso strengthened from Ar$3.37 per US$1 in December 2002 to Ar$2.96 per US$1 in December 2003, resulting in a decrease in the equipment and material costs that were indexed to the US$;

•	some existing services and supply contracts were renegotiated and adjusted upward to compensate for our increased costs in U.S. dollars; and

•	Edesur was able to control energy losses, which reached 11.8% as of December 2003, despite the adverse economic and social conditions.

      Generation and Transmission in Brazil

      Endesa-Chile has a small share of the Brazilian market through its subsidiary Cachoeira Dourada S.A., or Cachoeira Dourada, which accounted for approximately 1% of Brazil’s total installed capacity as of December 31, 2003 and sold 3,769 GWh of energy during 2003, or 1% of total energy sales in Brazil in that period. Through its 45%-owned equity affiliate, Companhia de Interconexão Energética S.A., or CIEN, Endesa-Chile also has an ownership interest in a 2,000 MW interconnection project between Argentina and Brazil that is being used in connection with electricity sales to Brazilian customers by its Argentine subsidiary, Costanera. For the year 2003, Cachoeira Dourada had Ch$3.7 billion of operating income.

      Distribution in Brazil

      Enersis’ subsidiary Companhia de Eletricidade do Rio de Janeiro S.A., or Cerj, is an electricity distribution company in the State of Rio de Janeiro, Brazil. As of December 31, 2003 we owned a 71.8% interest in Cerj, which is engaged principally in the distribution of electricity to 66 municipalities of the State of Rio de Janeiro. As of December 31, 2003 Cerj served 1.9 million customers in a concession area of 31,741 square kilometers with an estimated population of 4.1 million people. Cerj also owns nine small power plants in the State of Rio de Janeiro with a total installed capacity of 62 MW. For the year ended December 31, 2003 Cerj sold 7,398 GWh of energy, and its operating income was Ch$24.5 billion.

      Enersis’ subsidiary, Companhia Energética do Ceará S.A., or Coelce, is the sole electricity distributor in the State of Ceará, in northeastern Brazil. As of December 31, 2003 we owned 29.4% of Coelce, which served over 2.2 million customers within a concession area of 148,825 square kilometers. During 2003, Coelce sold 5,897 GWh of energy, and its operating income was Ch$16.7 billion.

      Generation in Colombia

      Endesa-Chile conducts its operations in Colombia through its subsidiary, Emgesa, S.A. E.S.P., or Emgesa, which has a 2,049 MW facility located in the Huila region, and through its subsidiary, Central Hidroeléctrica de Betania S.A. E.S.P., or Betania, which has a 540 MW hydroelectric facility south of Bogotá. As of December 31, 2003, Endesa-Chile owned 22.4% of Emgesa, which is the largest electricity generator in Colombia, accounting for approximately 15% of the total installed capacity in that country and sales of 12,302 GWh, or approximately 18% of the system, in 2003. As of December 31, 2003, Endesa-Chile owned 85.6% of Betania, which accounted for approximately 4% of the total installed capacity in the Colombian system and 2,179 GWh, or approximately 3% of total energy sales in the Colombian system as of December 31, 2003. Approximately 93% of installed capacity in Colombia is hydroelectric. During 2003, Emgesa and Betania had operating income of Ch$80.6 billion and Ch$5.4 billion, respectively.

      Distribution in Colombia

      Enersis owns a 21.7% interest in Codensa S.A. E.S.P., or Codensa, an electricity distribution company that serves a region of approximately 14,087 square kilometers in Bogotá and 96 other municipalities in the Departments of Cundinamarca, Tolima and Boyacá. Approximately 12 million people, or approximately 24% of the Colombian population, live in Codensa’s service area and Codensa serves approximately 2.0 million customers. During 2003, Codensa had operating income of Ch$33.7 billion and sold 9,254 GWh of electricity. Codensa purchased 72.8% of its energy during 2003 from Emgesa, a generating company controlled by Endesa-Chile. Since 2001, Codensa only services regulated clients. The unregulated market is serviced directly by Emgesa.

      Generation in Peru

      In Peru, through its subsidiary Edegel S.A.A., or Edegel, Endesa-Chile accounted for 22% of total installed capacity as of December 31, 2003 and sold 4,443 GWh, or 22% of total energy sales in 2003. The installed capacity in Peru as of December 31, 2003 was 967 MW. Edegel is the largest privately owned electricity generation company in Peru and as of December 31, 2003, it had operating income of Ch$61.3 billion.

      Distribution in Peru

      Enersis’ subsidiary, Empresa de Distribución Eléctrica de Lima Norte S.A.A., or Edelnor, is a Peruvian electricity distribution company that is 60% owned by Distrilima, S.A., or Distrilima, a 55.7% owned subsidiary of Enersis. As of December 31, 2003, we owned a 33.4% interest in Edelnor through Distrilima. Edelnor operates in a concession area of 2,440 square kilometers and has an exclusive concession to distribute electricity in the northern part of the Lima metropolitan area, some provinces of the Lima department such as Huaral, Huaura and Barranca, and in the adjacent province of Callao. As of December 31, 2003, Edelnor distributed electricity to approximately 891,589 customers. For the year ended December 31, 2003, Edelnor had total energy sales of 3,972 GWh and operating income of Ch$26.5 billion.

Financial Strengthening Plan

      In October 2002, our board of directors unanimously approved a financial strengthening plan in order to reduce our leverage and improve our capital structure, refinance our bank debt and the debt of some of our subsidiaries and sell some of our non-core assets in order to confront potential short-term liquidity issues. As of the date of this offering, the plan, the principal elements of which are set forth below, has been completed.

      Capital increase. On March 31, 2003, at an extraordinary shareholders’ meeting, our shareholders approved the issuance of up to 24,382,994,488 shares in a capital increase, including two pre-emptive rights offering periods. The first pre-emptive rights period ended on June 30, 2003 and the second pre-emptive rights period took place between November 20 and December 20, 2003.

      ENDESA, S.A. (“Endesa-Spain”), through Elesur S.A., a wholly-owned subsidiary and our direct parent company as of the date of the capital increase (“Elesur”), exercised a portion of its pre-emptive options corresponding to 14,406,840,511 new shares, which were paid by the extinguishment of a Ch$1.0 trillion (approximately US$1.4 billion at the exchange rate applicable at that time) intercompany loan that had previously been granted to Enersis by Elesur (“the Loan”). As required by Chilean law, an independent appraiser valued the Loan exclusively for purposes of the capital increase at 86.84% of its par value. Endesa-Spain, acting through Elesur, subscribed for 59.09% of the new shares at a value of approximately Ch$ 870.5 billion, the appraised value of the Loan.

      Endesa-Spain and its wholly-owned subsidiaries did not exercise all their pre-emptive options during the first pre-emptive rights period in order to make shares available for a possible exchange offer to local bondholders and voluntarily excluded themselves from the second pre-emptive rights period in order to permit minority shareholders to participate with higher pro rata shares in that period.

      Minority shareholders subscribed 31.61% of the shares available to third parties in the first pre-emptive rights period for a total cash subscription of approximately Ch$465.6 billion. During the second pre-emptive rights period, minority shareholders subscribed an additional 5.55% for a total cash subscription of approximately Ch$81.8 billion. Additionally, 3.66% of the new shares were subscribed as part of the local bond exchange offer, which took place in between the first and the second pre-emptive rights periods of the capital increase. As a result, the total amount of local bonds exchanged was equivalent to approximately Ch$54 billion.

      In summary, the total number of shares subscribed was 24,360,123,331 for an aggregate capital increase of US$2,106 million. Of this amount, 59.1% were subscribed by Endesa-Spain, acting through Elesur, and 40.82% were subscribed by minority shareholders. As a result of the foregoing, since December 20, 2003, Endesa-Spain’s ownership interest in Enersis has been 60.6% decreasing from 65.0% prior to the capital increase.

      Our capital increase during 2003 resulted in an increase of our outstanding shares from 8,291,020,100 to 32,651,166,476. The increase in the number of outstanding shares resulted in a dilution of 75% of the holdings that did not participate in the subscription of new shares, although approximately 99% of our shareholders participated in the capital increase. The capital increase allowed us to significantly reduce our indebtedness as a result of the extinguishment of the Ch$1.0 trillion intercompany loan from Elesur and the application of cash proceeds from the capital increase to repay US$741 million of indebtedness.

      Debt Refinancing. Following is a description of the amounts of our debt scheduled to mature in 2003 and 2004 and the refinancing or repayment, if any, of such amounts:

•	US$170 million 7.3% notes due May 1, 2003, issued in 1996 by Pehuenche, which were repaid in full.

•	US$931 million of syndicated and bilateral loans of Endesa-Chile:

•	On May 15, 2003, Endesa-Chile refinanced US$743 million of its syndicated and bilateral bank debt by entering into a senior guaranteed syndicated term loan facility, hereinafter referred to as the Endesa-Chile May 2003 Facility.

•	On February 4, 2004, Endesa-Chile entered into an unsecured syndicated term loan facility for an aggregate amount of US$250 million, hereinafter referred to as the Endesa-Chile Facility. Endesa-Chile borrowed the full amount under this facility and used the proceeds of the borrowing plus the net proceeds from the sale of notes to prepay its indebtedness under the Endesa-Chile May 2003 Facility in accordance with its terms.

•	€400 million three-year floating rate notes maturing on July 24, 2003 issued by Endesa-Chile Internacional, Endesa-Chile’s wholly owned finance subsidiary:

•	In July 2003, Endesa-Chile completed an issuance and sale of notes in an aggregate principal amount of US$600 million, the net proceeds of which were used to pay the 400 million three-year floating rate notes described above and to prepay indebtedness of Endesa-Chile under the Endesa-Chile May 2003 facility described above, in accordance with its terms.

•	US$1,588 million of syndicated and bilateral loans of Enersis:

•	On May 15, 2003 we entered into two senior secured syndicated term loan facilities for an aggregate amount of US$1,588 million, hereinafter referred to as the Enersis May 2003 Facilities.

•	On November 14, 2003, we entered into a US$800 million senior unsecured syndicated term loan facility, hereinafter referred to as the Enersis November 2003 Facility, of which only US$500 million were drawn, the funds of which were used to prepay in part the Enersis May 2003 Facilities. The Enersis November 2003 Facility has already been refinanced as described below.

•	On November 19, 2003 we completed the issuance and sale of the old notes in an aggregate principal amount of US$350 million, the net proceeds of which were used to prepay in part indebtedness under the Enersis May 2003 Facilities in accordance with its terms.

•	We used approximately Ch$465.6 billion in cash proceeds from the subscription of shares during the first pre-emptive rights period of our capital increase to repay approximately US$582 million outstanding under the Enersis May 2003 Facilities.

      Also, we used approximately Ch$78 million in cash proceeds from the subscription of shares during the second pre-emptive rights period of our capital increase to repay outstanding short lines of credit.

      On April 14, 2004, we made a voluntary repayment under the Enersis November 2003 Facility of US$150 million, reducing the outstanding amount of the loans to US$350 million. On the same date, we amended and restated the Enersis November 2003 Facility, hereinafter referred to as the “Amended Enersis Facility.” The Amended Enersis Facility effectively reduces the spread over LIBOR by 110 basis points to 115 basis points, while improving the structural terms of the facility and therefore improving our financial flexibility.

      Asset Sales. As part of the financial strengthening plan, we sold our entire interests in:

•	Central Hidroeléctrica Canutillar. Previously owned by Endesa-Chile, this plant has an installed capacity of 172 MW (or approximately 4.4% of Chile’s total installed capacity) and was sold on April 30, 2003 for net proceeds of US$174 million.

•	Infraestructura Dos Mil S.A., or Infraestructura. The sale of this toll road company, which was consummated on June 23, 2003, will contribute approximately UF2.3 million in net proceeds. As of March 31, 2003, Infraestructura had outstanding payables and debt of UF9.4 million. Accordingly, the deconsolidation of Infraestructura as a result of the sale reduced Enersis’ consolidated payables and debt by such amount.

•	Transmission. Endesa-Chile’s subsidiary Celta and its equity affiliate GasAtacama Generación Limitada sold their transmission assets on May 30, 2003 for a total consideration of US$110 million, of which US$32 million was paid to Celta and US$78 million was paid to Atacama Finance. Endesa-Chile received US$25 million of the proceeds from GasAtacama in the form of a partial repayment of an existing intercompany loan. The outstanding principal amount of this intercompany loan as of December 31, 2003 is US$215 million.

•	Compañía Eléctrica del Río Maipo S.A., or Río Maipo. This distribution company was sold on April 30, 2003 for US$170 million in cash, which resulted in the deconsolidation of US$33 million of debt.

      Our capital increase, the debt refinancing, the asset sales described above and the exercise of the put option, by approximately 99.4% of the holders of Enersis’ 6.6% Yankee Bonds due 2026, had the following effects on our results:

•	our consolidated short term debt decreased 29% from US$8.98 billion as of December 31, 2002, to US$6.40 billion as of December 31, 2003;

•	our debt to equity ratio decreased from 1.49 as of December 31, 2002 to 0.82 as of December 31, 2003;

•	the ratio of current assets to current liabilities increased from 0.56 as of December 31, 2002 to 1.02 as of December 31, 2003; and

•	we were able to obtain financing at more favorable costs; for example, the spread over LIBOR of our bank debt decreased from 350 basis points in May 2003 to 225 basis points in December 2003, and to 115 basis points in April 2004.

Organizational Structure

Subsidiaries

      The following chart shows our economic interest in our principal subsidiaries and equity affiliates as of December 31, 2003:

MANAGEMENT

      The current directors and officers of Enersis are as follows:

		Current	Age as of
		Position	December 31,
Name	Position	Held Since	2003

Directors
Pablo Yrarrázaval(1)	Chairman	2002	52
Rafael Miranda	Vice Chairman	1999	54
Alfonso Arias	Director	2003	51
José Luis Palomo	Director	2002	50
Ernesto Silva(1)	Director	1997	55
Hernán Somerville(1)	Director	1999	62
Eugenio Tironi	Director	2000	52
Officers
Mario Valcarce	Chief Executive Officer	2003	54
Francisco Herrera	Corporate Auditing Officer	2003	39
José Luis Domínguez	Communications Officer	2003	48
Domingo Valdés	General Counsel	1999	39
Alfredo Ergas	Chief Financial Officer	2003	37
Macarena Lama	Regional Planning and Control Officer	2003	45
Fernando Isac	Regional Accounting Officer	2003	51
Francisco Silva	Human Resources Officer	2003	43

(1)	Member of the Directors’ Committee.

Directors

      Pablo Yrarrázaval. Mr. Yrarrázaval became Chairman of the board of directors in July 2002. Mr. Yrarrázaval is a partner in the firm Corredora de Bolsa Yrarrázaval y Compañía, Limitada, Vice Chairman of Depósito Central de Valores S.A., and is also Chairman of the Santiago Stock Exchange, a position he has occupied since 1982. Before Mr. Yrarrázaval became Chairman of the board of directors of Enersis he was Chairman of Endesa-Chile.

      Rafael Miranda. Mr. Miranda, an industrial engineer, joined Endesa-Spain as Chief Executive Officer in 1987. Prior to that, he was in charge of the industrial division of Campofrío, S.A. for four years and worked for Tudor, S.A. for 12 years in several capacities. Mr. Miranda currently serves on the board of directors of Endesa-Spain and as Chairman of several of its subsidiaries, including Endesa Internacional, Compañía Sevillana de Electricidad, S.A. and Fecsa. At Enersis, Mr. Miranda has been a director and Vice Chairman since April 1999.

      Alfonso Arias. Mr. Arias received a law degree as well as graduate degrees in Economy and Management from Universidad Complutense de Madrid. Mr. Arias is the General Counsel of Endesa Internacional S.A., a subsidiary of Endesa-Spain. From 1995 to 1997 he was General Secretary of the Nuclear Safety Council of Spain. Mr. Arias joined Endesa Spain Group in 1997 as General Secretary of Endesa. At Enersis, Mr. Arias has been a director since March 2003. Mr. Arias currently serves on the board of directors of Companhia de Electricidade do Río de Janeiro, an Enersis subsidiary.

      José Luis Palomo. Mr. Palomo holds degrees in Business Administration, in Sociology and in Law from the Universidad de Madrid. He also holds a MBA degree from IESE, Universidad de Navarra. Since 1991, he has been the Chief Financial Officer of Endesa-Spain. Mr. Palomo started his professional career in the Financial Division of the INI (National Industry Institute) in 1976, where he became Assistant Financial Director. Appointed in 1983, he has been Financial Director of the Spanish/ Canadian

Aluminum Group, today INESPAL. Mr. Palomo has been a member of the board of directors of Banco Arabe Español (Aresbank), Banco Saudi Español S.A. (Saudesbank), Infoleasing S.A., Musini, Babcock Wilcox Española S.A., Sevillana and Vice Chairman of Unelco. At Enersis, Mr. Palomo has been a director since July 2002.

      Ernesto Silva. Mr. Silva has a commercial engineering degree from Pontificia Universidad Católica de Chile and holds an M.A. in Economics from the University of Chicago. Mr. Silva was Chief Executive Officer of Pehuenche between 1990 and 1995. Subsequently, he held several positions at Endesa-Chile including Energy Division Director and Deputy Chief Executive Officer. In the past, Mr. Silva served as CEO of Ladeco S.A., CEO of Refractorios Chilenos S.A., CEO of Empresa Nacional de Petróleo, the state-owned oil company, as well as leading positions in Mideplan and Comisión Chilena del Cobre. He also worked as a university professor and in numerous non-profit organizations.Currently, he is Chairman of the Universidad del Desarrollo. At Enersis, Mr. Silva has been a director since 1997.

      Hernán Somerville. Mr. Somerville has a law degree from Universidad de Chile, and a M.C.J. degree from New York University Law School. From 1988 to the present, Mr. Somerville has been a Managing Director and Partner of FINTEC, a Chilean investment management company through which, among other things, he has led the bank debt-to-equity conversion program sponsored by the Chilean Central Bank, or CCB. For a six-year period beginning in 1983, he was also Director of the CCB, and Chief Debt Negotiator for Chilean public debt and private commercial bank debt. Mr. Somerville is also a member of the Interamerican Bar Association and the New York City Bar Association. He is on the board of directors of several Chilean companies, many of them related to the Claro Group, and serves on the boards of several banks and bank associations. Among other activities, Mr. Somerville is a director of a technical educational institute, and is Chairman of the Chilean Indian Chamber of Commerce. At Enersis, Mr. Somerville has been a director since 1999.

      Eugenio Tironi. Mr. Tironi received a Ph.D. in sociology from L’Ecole des Hautes Etudes en Sciences Sociales (Paris, France). He is currently a Professor of the Sociology Department of Pontificia Universidad Católica de Chile, and has published thirteen books and hundreds of articles in this field, both in Chile and abroad. Mr. Tironi has been a consultant to international organizations such as the World Bank, the International Labor Organization, the Economic Commission for Latin America and the Caribbean (“CEPAL” in its Spanish acronym) and the United Nations Development Program. Between 1990 and 1994, he was a Director of the Secretary for Communication and Culture of the Chilean Government. Beginning in 1999 during the President Ricardo Lagos’ presidential campaign through 2001, Mr. Tironi was the president’s Chief Communications advisor. Mr. Tironi also served as advisor to the Chilean Foreign Ministry in the Free Trade Agreement negotiations with the US during 2000 and 2001. In addition, Mr. Tironi is the Chairman of Tironi Asociados, a consulting and strategic communications firm, which has advised many Chilean and international firms. Recently, Mr. Tironi was a visiting professor at Notre Dame University (USA) for the fall 2002 semester. Mr. Tironi has been a director since 2000.

Officers

      Mario Valcarce. Mr. Valcarce has been Chief Executive Officer of Enersis since July 31, 2003. Prior to becoming Chief Executive Officer, Mr. Valcare held the position of Chief Financial Officer of Enersis since October 2002.Prior to that, Mr. Valcarce was the CFO of Endesa-Chile since 1995. Mr. Valcarce holds a degree in commercial engineering from the Universidad Católica de Valparaíso. He is also a member of the Risk Classification Commission of the Chilean Pension Funds System. Currently, Mr. Valcarce is also Director of Generandes Peru S.A., Chairman of Enersis International, Chairman of Chilectra International, Chairman of Luz de Panama Inc., and Chairman of Cerj Overseas Inc., all affiliates or subsidiaries of Enersis.

      Francisco Herrera. Mr. Herrera, Auditing Officer since July 2003, is a civil engineer from Pontificia Universidad Católica de Chile. He joined the Enersis Group in 1996, having worked as Finance Director worked at Cemento Polpaico, CMPC and Ladeco.

      José Luis Domínguez. Mr. Domínguez, currently Chief Communications Officer since July 2003, is a civil engineer from Pontificia Universidad Católica de Chile. Mr. Domínguez joined the Enersis Group in May 1987 and held many positions in Endesa-Chile and its Chilean subsidiaries until 2000, when he became the Institutional Relations Director of Enersis.

      Domingo Valdés. Mr. Valdés, General Counsel since May 1999, is a lawyer from Universidad de Chile with a Master of Laws Degree from the University of Chicago. Prior to his current position, he was a lawyer at Chilectra since 1993 and Legal Counselor at Enersis since December 1997. Mr. Valdés also worked as an intern at the New York City law firms of Milbank, Tweed, Hadley & McCloy and Chadbourne & Parke LLP. Before joining Chilectra, Mr. Valdés was a lawyer at Chase Manhattan Bank, N.A. of Chile and as an associate at Carey & Cía., a Santiago-based law firm. Mr. Valdés is also Secretary of the Enersis board of directors and a Professor of Law and Economics at Universidad de Chile Law School.

      Alfredo Ergas. Mr. Ergas has been the Chief Financial Officer of Enersis since July 2003, after having held a similar position at Endesa-Chile for a year. Before that, Mr. Ergas served as Finance and Administration Officer of the Chilean telecommunications company, Smartcom, from May 2000 to June, 2003. Prior to that, Mr. Ergas served Enersis and Endesa-Chile in various positions in Planning and Control, as well as Finance, since April 1993. Currently, Mr. Ergas serves as Director of Inversiones Distrilima, S.A., Codensa S.A. Esp, and Inversiones Gas Atacama Holding Ltda., all affiliates or subsidiaries of Enersis.

      Macarena Lama. Ms. Lama, an agricultural engineer by profession, is a graduate of Escuela Técnica Superior de Ingenieros, and received a degree in business management in 1984. Prior to joining Endesa-Spain in 1997, she worked at SEPI (the Spanish state-owned entity in charge of sales of companies to the private sector), among others. Over the last six years, she has held several key positions in planning, control and financing obligations of Endesa Diversificación S.A. (Spain), a subsidiary of Endesa-Spain. As of September 2003, Ms. Lama is Enersis’ Regional Planning and Control Officer.

      Fernando Isac. Mr. Isac, an economist, is a graduate of Universidad de Zaragoza. Mr. Isac worked in several accounting and financing positions in ERZ, a subsidiary of Endesa-Spain, between 1977 and 1996. Subsequently, he was a Director of Electricidad de Caracas (Venezuela) until 1998. From 1998 through September 2000, he was the Economic and Financial Subdirector of Electricas Reunidas de Zaragoza, an Endesa-Spain subsidiary. In September 2000, Mr. Isac joined Enersis as Accounting Director. As of July 2003, Mr. Isac is the Regional Accounting Officer, reporting directly to the CEO. Currently, Mr. Isac also serves as Director at Elesur, a subsidiary of Enersis.

      Francisco Silva. Mr. Silva, a business administrator, is a graduate of Universidad de Chile, and received a D. P. A. from Universidad Adolfo Ibáñez in 1986. Mr. Silva joined Chilectra in 1987, and has since worked mostly in human resources and general management positions in several subsidiaries and affiliates of Enersis. Between 1998 and 2000, and again since July 2003, he has been the Enersis Human Resources Officer. In the interim, he worked as Adjunct Director of an Endesa-Spain subsidiary (from January 2001 to June 2003).

DESCRIPTION OF THE NEW NOTES

      We will issue the new notes under an indenture dated as of November 1, 1996, or the indenture, between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee. The following summary of material provisions of the indenture and the new notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions therein of certain terms, and the form of certificate evidencing the new notes. The indenture was filed with the SEC on November 7, 1996 as Exhibit 4.1 to Amendment No. 1 to our Registration Statement on Form F-3 (Registration No. 333-5828). The indenture and the form of certificate evidencing the new notes are available from us upon request. Capitalized terms not defined in the following description of the new notes have the respective meanings specified in the indenture.

General

      The new notes will mature on January 15, 2014. The new notes will bear interest from November 24, 2003 at the rate of 7.375% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2004. Interest on the new notes shall be payable to the persons in whose names the new notes are registered, at the close of business on January 1 or July 1, as the case may be, immediately preceding such January 15 or July 15. If interest is not punctually paid on an interest payment date, such interest will not be payable to the registered holder on the relevant regular record date and instead, the Company may elect to make payment of such interest to the persons in whose names the new notes are registered on a special record date established by the Company or to make payment in such other lawful manner as the Company and the Trustee deem practicable. Interest on the new notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      Under the indenture, we may, without the consent of the holders of the new notes, issue additional notes in the same series in the future. The new notes offered by this prospectus and any additional notes we may issue in the future upon a reopening of the series of the new notes will constitute debt securities under the indenture. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, the new notes, as well as any additional notes that we may issue by reopening the series, will vote or take that action as a single class.

      The new notes will be among our unsecured and unsubordinated obligations. The new notes will not be obligations of or guaranteed by any of our subsidiaries. See “— Ranking of New Notes” below.

      The new notes will not be entitled to the benefit of any sinking fund and will not be repurchased by us upon a change of control or otherwise. The new notes will be subject to redemption at our option as described below under “— Optional Redemption for Changes in Chilean or Cayman Islands Tax Law.”

      The new notes will be issued only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. The new notes will be denominated and payable in U.S. dollars.

      The new notes will initially be represented by global notes (as described below) in book-entry form. Holders of interests in global notes will not be entitled to receive new notes in definitive certificated form registered in their names except in the limited circumstances described below. See “— Global Notes; Book-Entry Form and — Consolidation, Merger and Sale of Assets — Certificated New Notes.”

      The principal of, and premium, if any, and interest on the new notes will be payable at the office or agency we maintain for that purpose in the Borough of Manhattan, the City of New York; provided that payments of interest may be made at our option by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes will be made to DTC, as depositary, or its nominee. The office or agency initially we maintain for the foregoing purposes shall be the office of the trustee in New York City designated for such purpose. No service charge shall be made for transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      If any interest payment date, redemption date or maturity date of any of the new notes is not a Business Day at any Place of Payment, then payment of principal, premium, if any, and interest need not be made at such Place of Payment on such date but may be made on the next succeeding Business Day at such Place of Payment, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

Ranking of New Notes

      The new notes will be direct unsecured and unconditional general obligations and will not be obligations of any of our subsidiaries. Substantially all of our operating assets are owned by our subsidiaries, effectively subordinating the new notes to all existing and future liabilities (including indebtedness, trade payables, and tax, lease and letter of credit obligations) of our subsidiaries. Therefore, our rights and the rights of our creditors, including holders of the new notes, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of such subsidiary’s creditors, including our creditor that enjoys the benefit of guaranties issued by such subsidiaries, except to the extent that we may be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinated to any third party security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any liabilities of the subsidiary senior to those we held. The new notes will also be junior in right of payment to our secured creditors to the extent of their collateral.

Highly Leveraged Transactions

      The indenture does not include any debt covenants or other provisions which afford debt holders protection in the event of a highly leveraged transaction.

Payment of Additional Amounts

      All payments under the new notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, penalties, duties, fines, assessments or other governmental charges (or interest on any of the foregoing) of whatsoever nature, or collectively, taxes, imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic of Chile or Cayman Islands or any political subdivision or governmental authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In such event, we will pay to each holder such additional amounts as may be necessary to ensure that the amounts received by the holder of such new note after such withholding or deduction shall equal the amounts of principal, interest and premium, if any, that would have been receivable in respect of such new note in the absence of such withholding or deduction. However, the obligation to pay additional amounts shall not apply to any taxes that would have not been imposed but for:

(a) in the case where presentation of a new note is required for payment, the new note is presented more than 30 days after the later of (x) the date on which such payment first became due and (y) if the full amount payable has not been received in the place of payment by the trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders by the trustee, except to the extent that the holder of such new note would have been entitled to such additional amounts on presenting such new note for payment on the last day of such 30-day period;

(b) the existence of any present or former, direct or indirect, connection between the holder (or between a fiduciary, settler, beneficiary, member or shareholder of the holder, if the holder is an estate, a trust, a partnership, a limited liability company or a corporation) and the Republic of Chile or Cayman Islands (or any political subdivision or governmental authority thereof or therein), other than the mere holding of such new note or the receipt of principal, interest or other amounts in respect thereof; or

(c) any combination of (a) and (b) above.

      We will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in the Republic of Chile or in the Cayman Islands from the execution, delivery, enforcement or registration of the new notes or any other document or instrument in relation thereto, except as described above under “— General”, and we have agreed to indemnify the holders of the new notes for any such taxes, charges or similar levies paid by holders. See “Taxation — Chilean Taxation” and “Taxation — Cayman Islands Taxation.”

      Wherever there is mentioned, under this caption “Description of the New Notes,” in any context, the payment of principal of, or premium, if any, or interest on, or any other amount payable on or with respect to, any new notes (including, without limitation, any additional interest payable pursuant to the registration rights agreement), such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

Optional Redemption for Changes in Chilean or Cayman Islands Tax Law

      We may redeem the new notes as a whole, but not in part, upon giving not less than 30 nor more than 60 days’ notice to the holders of the new notes, at a price equal to their principal amount, together with interest accrued to the date fixed for redemption, if (i) we certify to the trustee immediately prior to the giving of such notice that either we have or will become obligated to pay additional amounts with respect to the new notes in excess of the additional amounts that would be payable if payments of interest on the notes were subject to a 4% withholding tax, such amounts hereinafter referred to as excess additional amounts, as a result of any change in or amendment to the laws or regulations of the Republic of Chile, Cayman Islands (or any political subdivision or governmental authority thereof or therein having power to tax), or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of issuance of the new notes, and (ii) such obligations cannot be avoided by taking reasonable measures available to us; provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay such excess additional amounts if a payment in respect of the new notes were then due. Prior to the giving of any notice of redemption described in this paragraph, we shall deliver to the trustee an Officers’ Certificate stating that we are entitled to effect such redemption in accordance with the terms set forth in the indenture and setting forth in reasonable detail a statement of the facts relating thereto (together with a written Opinion of Counsel to the effect that we have become obligated to pay such excess additional amounts as a result of a change or amendment described above and that we cannot avoid payment of such excess additional amounts, by taking reasonable measures available to us and that all governmental approvals necessary for us to effect such redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of such opinion have not been obtained).

      Unless we default in payment of the redemption price, on and after the redemption date for notes of a particular series, interest will cease to accrue on the notes of the series called for redemption.

Covenants

      This section summarizes the material terms of the covenants in the indenture.

      Limitations on Liens. We will not, nor will we permit any Subsidiary to, issue, assume or guarantee any Indebtedness, if such Indebtedness is secured by a Lien upon any Specified Property or any Capital Stock or Indebtedness of any Person, now owned or hereafter acquired, unless, concurrently with the issuance, assumption or guarantee of such Indebtedness, the new notes shall be secured equally and ratably with (or prior to) such Indebtedness; provided, however, that the foregoing restriction shall not apply to:

(1) any Lien on any property acquired, constructed or improved by us or any Subsidiary which is created, incurred or assumed contemporaneously with, or within one year after, such acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of such construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any such property theretofore owned by us or any Subsidiary, other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(2) any Lien on any property existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property and is otherwise permitted by paragraph (1) above);

(3) any Lien on any property of a corporation which is merged with or into us or a Subsidiary or any Lien existing on property of a corporation which existed at the time such corporation becomes a Subsidiary and, in either such case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation and is otherwise permitted by paragraph (1) above);

(4) any Lien which secures only Indebtedness owing by a Subsidiary to us, to one or more Subsidiaries or to us and one or more Subsidiaries;

(5) any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in foregoing clauses (1) through (4) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(6) any Lien to secure the performance of tenders, bids, leases, progress payments, performance or return-of-money bonds and other similar obligations; and

(7) any Lien on property owned by Manso de Velasco which secures Indebtedness, the principal amount of which does not at any time exceed Ch$495 million (or its equivalent in any other currency).

      Notwithstanding the above, we or any Subsidiary may issue, assume or guarantee Indebtedness secured by a Lien which would otherwise be prohibited under the provisions of the indenture described in this section or enter into Sale and Lease-Back Transactions that would otherwise be prohibited by the provisions of the indenture described below under “— Limitations on Sale and Lease-Back Transactions”; provided that the aggregate amount of such Indebtedness together with the aggregate Attributable Value of all such Sale and Lease-Back Transactions at any time outstanding shall not exceed 15% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by Enersis or any Subsidiary or at the time any such Sale and Lease-Back Transaction is entered into.

      Limitations on Sale and Lease-Back Transactions. Neither we nor any Subsidiary may enter into any Sale and Lease-Back Transaction with respect to any Specified Property, unless either (x) we or such Subsidiary would be entitled pursuant to the provisions of the indenture described above under “— Limitations on Liens” to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the new notes or (y) we or such Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Specified Property so leased, to the retirement, within one year after the effective date of such Sale and Lease-Back Transaction, of Indebtedness of ours ranking at least on a parity with the new notes and owing to a Person other than us or any Affiliate of ours or to the construction or improvement of real property or personal property used by us or any Subsidiary in the ordinary course of business. The restrictions set forth in the preceding sentence will not apply to transactions providing for a lease for a term, including any renewal thereof, of not more than three years.

      Certain Definitions. The following terms have the following definitions in the Indenture:

      “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      “Attributable Value” means, as to any particular lease under which we or any Subsidiary are at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by us in accordance with generally accepted financial practice).

      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into any of the foregoing.

      “Consolidated Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price-level restatement or otherwise) appearing on our consolidated balance sheet, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the current liabilities appearing on such balance sheet; provided, however, that for purposes of this definition, entities treated as subsidiaries under Chilean GAAP that are not Subsidiaries should be accounted for under the equity method.

      “Indebtedness” means, with respect to any Person (without duplication), (a) any liability of such Person (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, financial bond or similar instrument or agreement, (2) evidenced by a bond, note, debenture or similar instrument or agreement (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business or a performance bond or similar obligation), (3) for the payment of money relating to any obligations under any capital lease of real or personal property or (4) for purposes of the “— Limitations on Liens” and “— Limitations on Sale and Lease-Back Transactions” sections, under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. For the purpose of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

      “Lien” means any mortgage, pledge, lien, security interest, charge or other encumbrance (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business).

      “Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which we or any Subsidiary sell or transfer any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

      “Significant Subsidiary” means a subsidiary of ours which would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the date of the Indenture, assuming we are the registrant referred to in such definition.

      “Specified Property” means any generation, transformation, transmission or distribution facility of ours or of any Subsidiary, whether at the date of the indenture owned or thereafter acquired, including any land, buildings, structures or machinery and other fixtures that constitute any such facility, or portion thereof.

      “Subsidiary” means any corporation or other business entity of which we own or control (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency).

      We will, at the office of the Luxembourg paying agent, provide, without charge to any person, at the request of such person, a copy of any or all of the documents referenced in this prospectus.

Events of Default and Remedies

      An “Event of Default,” with respect to the new notes is defined in the indenture as (i) a default in the payment of any principal of the new notes when due and payable, whether at maturity, upon redemption or otherwise; (ii) a default in the payment of any interest or any additional amounts when due and payable on the new notes and the continuance of such default for a period of 30 days; (iii) a default in the performance or observance of any other term, covenant, warranty or obligation of ours in the new notes or the indenture, not otherwise expressly defined as an Event of Default in (i) or (ii) above, and the continuance of such default for more than 60 days after there has been given, by registered or certified mail, to us by the trustee or the holders of at least 25% in aggregate principal amount of new notes outstanding, a written notice specifying such default or breach and requiring it to be remedied; (iv) a default by us or any of our Subsidiaries in the payment of the principal of, or interest on, any note, bond, coupon or other instrument or agreement evidencing or pursuant to which there is outstanding Indebtedness of ours or any of our Subsidiaries, whether such Indebtedness now exists or shall hereafter be created, having an aggregate principal amount exceeding US$30 million (or its equivalent in any other currency or currencies), other than the new notes, by us or any of our Subsidiaries when the Indebtedness shall become due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or (v) certain events of bankruptcy or insolvency with respect to Enersis or a Significant Subsidiary.

      The indenture provides that (i) if an Event of Default (other than an Event of Default described in clause (v) above) shall have occurred and be continuing with respect to the new notes, either the trustee or the holders of not less than 25% in aggregate principal amount of the new notes then outstanding, may declare the principal amount of all such outstanding new notes and all the interest accrued thereon to be due and payable immediately and (ii) if an Event of Default described in clause (v) above shall have occurred, the principal of all such outstanding new notes and all the interest accrued thereon shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the new notes. Except for defaults in the payment of principal of or any interest on the new notes, such declarations may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the new notes then outstanding.

      No holder of any new notes may institute any action under the indenture unless (a) such holder shall have given the trustee written notice of a continuing Event of Default with respect to the new notes, (b) the holders of not less than 25% in aggregate principal amount of the new notes then outstanding shall have made written request to the trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the trustee such reasonable indemnity as the trustee may require, (d) the trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the new notes.

Modification and Waivers

      From time to time we and the trustee may, without the consent of the holders of new notes, amend, waive or supplement the indenture for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the indenture or the new notes or making any other change therein as shall not adversely affect the interest of any holder of the new notes.

      In addition, with certain exceptions, the indenture may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the new notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding new note affected thereby that would (i) change the maturity of any payment of principal of or any installment of interest on any such new note, or reduce the principal amount thereof or the interest or premium, if any, payable thereon, or change the method of computing the amount of principal thereof or interest payable thereon on any date or change any place of payment where, or the coin or currency in which the principal or interest (including additional amounts) on any new note are payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date due, (ii) reduce the percentage in aggregate principal amount of the outstanding new notes, the consent of whose holders is required for any such modification or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture, or (iii) modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

Defeasance and Covenant Defeasance

      We may, at our option, at any time upon the satisfaction of certain conditions described below, elect to be discharged from our obligations with respect to the new notes, such discharge hereinafter referred to as a defeasance. In general, upon a defeasance, we shall be deemed to have paid and discharged the entire indebtedness represented by the new notes and to have satisfied all of our obligations under the new notes and the indenture except for (i) the rights of holders of the new notes to receive, solely from the trust fund established for such purposes as described below, payments in respect of the principal of and interest (including additional amounts), on the new notes when such payments are due, (ii) certain provisions relating to ownership, registration and transfer of the new notes, (iii) the covenant relating to the maintenance of an office or agency in the City of New York, and (iv) certain provisions relating to the rights, powers, trusts, duties and immunities of the trustee.

      In addition, we may, at our option, at any time, upon the satisfaction of certain conditions described below, elect to be released with respect to the new notes from the covenants described above under the caption “— Certain Covenants,” such release hereinafter referred to as a covenant defeasance. Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the new notes will not constitute an Event of Default under the indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under “— Events of Default and Remedies” also will not constitute Events of Default.

      In order to cause a defeasance or covenant defeasance with respect to the new notes, we will be required to satisfy, among other conditions, the following: (i) we shall have irrevocably deposited with the trustee, cash or U.S. Government Obligations or a combination thereof, sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, and each installment of interest (including additional amounts) on, the notes on the Stated Maturity of such principal or installment of interest in accordance with the terms of the new notes; (ii) in the case of an election to fully defease the new notes, we shall have delivered to the trustee an Opinion of Counsel stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of the indenture there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon, such opinion shall confirm that, the holders of the new notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (iii) in the case of a covenant defeasance, we shall have delivered to the trustee an Opinion of Counsel to the effect that the holders of the new notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred; (iv) no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing with respect to the new notes, including, with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); and (v) we shall have delivered to the trustee an Opinion of Counsel to the effect that payment of amounts deposited in trust with the trustee, as described above, will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic of Chile, Cayman Islands or any political subdivision or governmental authority having power to tax, except to the extent that additional amounts in respect thereof shall have been deposited in trust with the trustee as described above.

Consolidation, Merger and Sale of Assets

      We may not consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any Person, unless (i) the successor corporation shall be a corporation organized and existing under the laws of the Republic of Chile, and shall expressly assume, by a supplemental indenture, in a form satisfactory to the trustee, the due and punctual payment of the principal and interest and premium, if any, on all the outstanding new notes and the performance of every covenant in the indenture on our part to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) we shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction and that all conditions precedent in this section related to such transaction have been complied with. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for us, as obligor on the new notes, with the same effect as if it had been named in the indenture as such obligor.

Book-Entry System; Delivery and Form

      The new notes will be issued in the form of one or more global notes in fully registered form, without interest coupons, each a global note. Each global note will be deposited with, or on behalf of, a custodian for the depositary and registered in the name of the depositary or its nominee. Investors may hold their beneficial interests in a global note directly through the depositary if they are participants in the depositary’s book-entry system or indirectly through organizations which are participants in such system. Investors may hold their interest in new notes through any DTC participant or through Euroclear Bank S.A./NV, as operator of the Euroclear System, or Euroclear, or Clearstream Banking, société anonyme, Luxembourg, or Clearstream Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Luxembourg will hold such interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the global notes in customers’ securities accounts in the depositaries’ names on the books of the depositary.

      Except as set forth below, the global notes may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or its nominee to a successor depositary or any nominee of such successor. Beneficial interest in global notes may not be exchanged for certificated new notes except in the limited circumstances described below.

      All interests in the global notes, including those held through Euroclear or Clearstream Luxembourg, may be subject to the procedures and requirements of the depositary. Those interests held through Euroclear or Clearstream Luxembourg may also be subject to the procedures and requirements to those systems.

      Certificated New Notes. The indenture provides that the global notes will be exchangeable for certificated new notes if:

      (a) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or the depositary for the global notes ceases to be a clearing agency registered as such under the Exchange Act if so required by the applicable law or regulation, and no successor depositary for the notes shall have been appointed within 90 days of such notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

      (b) we, in our sole discretion, execute and deliver to the trustee an order to the effect that the global notes shall be so exchangeable; or

      (c) an Event of Default has occurred and is continuing with respect to the new notes and all principal and accrued interest shall have become immediately due and payable and the trustee has determined that such new notes shall no longer be represented by global notes after being advised by counsel that in connection with such Event of Default it is necessary or appropriate for the trustee or the holder to obtain possession of the new notes.

      Upon any such exchange, we will execute and the trustee will authenticate and deliver certificated new notes in exchange for interests in the global notes. We anticipate that those certificated new notes will be registered in such names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

      Book-Entry System. The depositary has advised Enersis that the depositary is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      The depositary was created to hold notes of institutions that have accounts with the depositary, such institutions are hereinafter referred to as participants, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Indirect access to the depositary’s book-entry system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of the depositary only through participants or indirect participants.

      The depositary has advised Enersis that upon the issuance of a global note, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the new notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those beneficial interests will be effected only through records maintained by the depositary (with respect to participants’ interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global note other than participants). Likewise, beneficial interests in global note may only be transferred in accordance with the depositary’s procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Luxembourg. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

      So long as the depositary or its nominee is the registered holder of the global notes, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related new notes for all purposes under the indenture. Except as described herein, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated new notes (except in connection with the transfer to an institutional accredited investor). In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the new notes represented by those beneficial interests under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of new notes. Enersis understands that under existing industry practice, in the event that the depositary is entitled to take any action as the registered holder of a global note, the depositary would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

      Payment of principal of and premium, if any, and interest on the new notes represented by a global note registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered holder of such global note. The depositary has advised Enersis that the depositary or its nominee, upon receipt of any payment in respect of a global note, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of the depositary or its nominee. Consistent with current market practice, payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of the depositary. Enersis will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between the depositary and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

      Trading. Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary’s rules and operating procedures and will be settled in same-day funds, while transfers between participants in Euroclear and Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Any cross-market transfer between participants in the depositary, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through the depositary in accordance with its rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, such cross-market transfers will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in the depositary, and making or receiving payment in accordance with normal procedures for funds settlement applicable to the depositary. Participants in Euroclear or Clearstream Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg, as the case may be.

      Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing a beneficial interest in a global note from a depositary participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg, as applicable) immediately following the depositary’s settlement date. Credit of such transfer of a beneficial interest in a global note settled during such processing day will be reported to the applicable Euroclear or Clearstream Luxembourg participant on that day. Cash received in Euroclear or Clearstream Luxembourg as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream Luxembourg participant to a depositary participant will be received with value on the depositary’s settlement date but will be available in the applicable Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following the depositary’s settlement date.

      Although we believe that the depositary, Euroclear and Clearstream Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of the depositary, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor Enersis will have any responsibility for the performance by the depositary, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      The information in this subsection “—Book-Entry System; Delivery and Form” concerning the depositary, Euroclear and Clearstream Luxembourg and their respective book-entry systems has been obtained from sources that Enersis believes to be reliable.

Governing Law, Submission to Jurisdiction and Consent to Service

      The indenture and the new notes will be governed by the law of the State of New York.

      We have consented to the non-exclusive jurisdiction of any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, the City of New York, New York, United States, and any appellate court from any thereof, and have waived any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the indenture or the new notes. We have appointed CT Corporation System, located in the City of New York, as our initial authorized agent upon which all writs, processes and summonses may be served in any suit, action or proceeding brought in connection with the indenture or the new notes against us in any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, the City of New York, and have agreed that such appointment shall be irrevocable so long as any of the new notes or any of the old notes remain outstanding or until the irrevocable appointment by us of a successor in the City of New York as our authorized agent for such purpose and the acceptance of such appointment by such successor.

Concerning the Trustee

      JPMorgan Chase Bank is the trustee under the indenture.

      The indenture has been qualified under the U.S. Trust Indenture Act of 1939, and the trustee is eligible to act as trustee for purposes of compliance with such Act.

Notices

      Notices to registered holders of the new notes will be mailed to them or, if there is more than one holder of any new note, to the first named holder of that new note at their respective addresses in the register and shall be deemed to have been given on the fourth weekday after the date of mailing. So long as the new notes are listed on the Luxembourg Stock Exchange and the rules of that stock exchange so require, notices to holders of the new notes will be published in a leading daily newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). If in the opinion of the trustee, any such publication is not practicable, notice will be validly given if published in another leading newspaper having general circulation in Europe approved by the trustee. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the date of first publication as provided above. Notices required to be given in more than one newspaper shall not be deemed to be given until published in each newspaper.

Luxembourg Registrar, Paying and Transfer Agent

      So long as any new notes are listed on the Luxembourg Stock Exchange and the rules of that stock exchange so require, we will maintain a paying and transfer agent in Luxembourg. Deutsche Bank Luxembourg S.A. at 2, Boulevard Konrad Adenauer, L-1115 Luxembourg, The Grand Duchy of Luxembourg is the paying and transfer agent in Luxembourg. Transfers of new notes may be made at the office of the paying and transfer agent in London. Since the new notes will be registered new notes in book-entry form, and certificated notes may only be obtained in certain limited circumstances, all payments in respect of the new notes and transfers of new notes will generally be made directly through DTC and its participants. See “—Global Notes; Book-Entry Form,” for further details.

THE EXCHANGE OFFER

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Offer

      We are offering to exchange new 7.375% notes due 2014 registered under the Securities Act for unregistered old 7.375% notes due 2014.

      In connection with the issuance of the old notes, we entered into a registration rights agreement with Banco Bilbao Vizcaya Argentaria S.A., Deutsche Bank Securities Inc. and Santander Investment Limited, as the representatives of the initial purchasers of the old notes. The following summary of selected provisions of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request. As used in the following description of the registration rights agreement, the terms “Enersis,” “the Company,” “we,” “our” and “us” mean ENERSIS S.A., acting through its Cayman Islands branch, excluding, unless otherwise expressly stated or if the context otherwise requires, its subsidiaries and its proportionate share of unincorporated joint venture interests.

      Under the registration rights agreement, we agreed to:

•	prepare and cause to be filed with the SEC a registration statement with respect to the offer by us to holders of the old notes, to exchange old 7.375% notes due 2014 for new 7.375% notes due 2014, the exchange offer registration statement;

•	use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

•	consummate the exchange offer no later than 140 days after the issue date of the old notes.

      The registration rights agreement provides that if we have not consummated the exchange offer within 140 days of the issue date of the old notes or, if applicable, a shelf registration statement is not declared effective by the SEC by such date, then, in addition to the interest otherwise payable on the old notes, additional interest will accrue and be payable on the old notes at a rate of 0.50% per annum until that requirement is satisfied. Additional interest began to accrue on April 13, 2004.

      Any amounts of additional interest due will be payable in cash and will be payable on the same dates on which interest is otherwise payable on the old notes and to the same persons who are entitled to receive those payments of interest on the old notes. The amount of additional interest payable for any period will be determined by multiplying the additional interest rate (as described above) by the principal amount of the old notes and then multiplying that product by a fraction, the numerator of which is the number of days that the additional interest rate was applicable during that period (determined on the basis of a 360-day year comprising twelve 30-day months), and the denominator of which is 360.

      We have also agreed to keep the registration statement for the exchange offer effective for not less than 20 business days after the notice of the exchange offer is mailed to holders.

      Under the registration rights agreement, our obligations to register the new notes will terminate upon the completion of the exchange offer. However, we will be required to file a “shelf” registration statement for a continuous offering by the holders of the outstanding old notes if:

(i)	we determine that a registered exchange offer is not available or may not be consummated as soon as practicable after expiration of the exchange offer, because it would violate applicable law or applicable interpretations of the staff of the SEC; or

(ii)	if in the opinion of counsel for the initial purchasers a registration statement must be filed and a prospectus must be delivered by the initial purchasers of the old notes to enable them to offer or sell any old notes held by them after completion of the exchange offer and constituting an unsold allotment from the initial offering of the old notes.

      The registration rights agreement contemplates that we will cause the shelf registration statement to be filed as soon as practicable after any such event and to use our reasonable best efforts to have that shelf registration statement declared effective by the SEC. We further agree in the registration rights agreement to use our reasonable best efforts to keep the shelf registration statement continuously effective until the expiration of the period referred to in Rule 144(k) under the Securities Act with respect to the old notes, or until all of the old notes covered by the shelf registration statement have been sold. We will, in the event a shelf registration statement is filed, provide to each holder of an old note copies of the related prospectus and notify each holder when the shelf registration statement becomes effective. A holder that sells old notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a current prospectus to purchasers, and will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales. We will be entitled to require any holder that wishes to include old notes in a shelf registration statement to furnish us with information regarding that holder and its proposed distribution of the old notes, and we may exclude from the shelf registration statement the old notes of any holder that does not comply with our request.

      The registration rights agreement also provides that, if we are required to file a shelf registration statement, but it is not declared effective by the SEC within 140 days of the issue date of the old notes, then the same additional interest of 0.50% per annum discussed above will accrue and be payable on the old notes in addition to the interest otherwise payable on the old notes until that requirement is satisfied. Additional interest began to accrue on April 13, 2004.

      If we file the shelf registration statement, we will be entitled from time to time to require holders of old notes to discontinue the sale or other disposition of old notes pursuant to the shelf registration statement, if any event occurs while the shelf registration statement is effective that would make any statement made in the shelf registration statement or the related prospectus untrue in any material respect or which would require us to make any changes in the shelf registration statement or related prospectus in order to make any statement contained in either of these documents not misleading. We may not, however, require the holders of old notes to discontinue the sale or other disposition of notes for more than two periods (neither of which may exceed 30 consecutive days) during any period of 365 consecutive days. We are also entitled to require any participating broker-dealers to discontinue the sale or other disposition of new notes pursuant to this prospectus on the same terms and conditions as those described in this paragraph.

Luxembourg Undertakings

      Application has been made to list the new notes on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange has been informed of the commencement of the exchange offer and notice of the commencement of the exchange offer will be published in the Luxemburger Wort, a daily newspaper of general circulation in Luxembourg. You may obtain documents relating to the exchange offer at the offices of our paying and transfer agent in Luxembourg, Deutsche Bank Luxembourg S.A., located at 2, Boulevard Konrad Adenauer, L-1115 Luxembourg. If we decide to extend the period for exchanging the old notes for new notes, we will promptly notify the Luxembourg Stock Exchange and will also publish notice of the same in a daily newspaper of general circulation in Luxembourg. We will prepare a supplement to this prospectus in order to confirm the result of the exchange offer, confirming the nominal amount of old notes that were exchanged, the nominal amount of old notes that remain outstanding following the exchange offer, if any, and the nominal amount of new notes then outstanding, with their ISIN and common codes. We will notify the Luxembourg Stock Exchange of the results of the exchange offer as soon as it has been completed and will simultaneously publish such notice in a daily newspaper of general circulation in Luxembourg.

Terms of the Exchange Offer; Period for Tendering Old Notes

      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each US$1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you US$1,000 principal amount of new notes.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	The exchange offer expires at 12:00 midnight, New York City time, on , 2004; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means 12:00 midnight, New York City time, on or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, US$350,000,000 in aggregate principal amount of the old 7.375% notes due 2014 were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer if any of the conditions specified below under “Conditions to the Exchange Offer” are not satisfied. We are required to extend the offering period for five days if there is a material change in the terms of the offer, including the waiver of a material condition. We are required to extend the offering period for ten days if there is a material change to the price or percentage of securities being sought.

•	We expressly reserve the right not to accept for exchange any old notes if any of the conditions specified below under “Conditions to the Exchange Offer” are not satisfied.

•	We will give written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture and will bear interest at the same rate in effect at the time of original issuance of the old notes but, after consummation of the exchange offer, will not be entitled to additional interest or further registration rights under the registration rights agreement.

•	To the extent old notes are tendered and accepted in the exchange offer, the principal amount of old notes that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the old notes. Old notes that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “— Resales of the New Notes.”

•	We will be entitled to close the exchange offer as long as we have accepted all the old notes validly and lawfully tendered and not withdrawn in accordance with the terms of the exchange offer.

   Important rules concerning the exchange offer

      You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by Enersis in its sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities in the tender of any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither Enersis, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

   What to submit and how

      If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Deutsche Bank Trust Company Americas at the address set forth below under “Exchange Agent” on or prior to the expiration date.

      In addition,

      (1) certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

      (2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

      (3) you must comply with the guaranteed delivery procedures described below.

      The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Enersis.

   How to sign your letter of transmittal and other documents

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed unless the old notes being surrendered for exchange are tendered

(1) by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2) for the account of an eligible institution (as defined below).

      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

      If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Enersis, proper evidence satisfactory to Enersis of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

      In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

      (1) certificates for old notes and a properly completed and duly executed letter of transmittal, or

      (2) a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below and timely receipt by the exchange agent of an agent’s message, as described below.

      If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

      If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your old notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of old notes until the exchange agent receives a book-entry confirmation and agent’s message from DTC with respect to your old notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

      If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1) the tender is made through an eligible institution;

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes;

•	the amount of old notes tendered;

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent; and

(3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

      You can withdraw your tender of old notes at any time on or prior to the expiration date.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn;

•	the principal amount of the old notes to be withdrawn;

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder;

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

      Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

      If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, we reasonably determine that acceptance or issuance would violate applicable law or regulation or any interpretation of the staff of the SEC as a result of any change in such law, regulation or interpretation since the commencement of this exchange offer.

      That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time before the acceptance of old notes or the exchange of the new notes for old notes.

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

      Deutsche Bank Trust Company Americas and its affiliate in Luxembourg, Deutsche Bank Luxembourg S.A., have been appointed as the exchange agents for the exchange offer. All executed letters of transmittal should be directed to either exchange agent at the following address:

Deliver To:

Deutsche Bank Trust Company Americas
DB Services Tennessee, Inc.

By Mail:

P.O. Box 292737
Nashville, TN 37229-2737

By Overnight Mail or Courier:

648 Grassmere Park Road
Nashville, TN 37211

Attn: Corporate Trust & Agency Services/Reorganization Unit

Facsimile Transmissions:

(615) 835-3701

To Confirm by Telephone

(615) 835-3701
or for Information:
(800) 735-7777

      In Luxembourg,

Deliver To:

Deutsche Bank Luxembourg S.A.
2, Boulevard Konrad Adenauer
L-1115 Luxembourg

Attn: Listing Department/Coupon Paying Department

Facsimile Transmissions:

(00352) 47 31 36

To Confirm by Telephone

or for Information:
(00352) 421 22 641

Delivery to an address other than those listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Information Agent

      D. F. King & Co., Inc. has been appointed as the information agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the information agent by contacting the agent as follows:

D. F. King & Co., Inc.

48 Wall Street
22nd Floor
New York, N.Y. 10005

Banks and Brokerage Firms, Please Call:

212 269 5550

All Others Call Toll-Free:

800 714 3313

Fees and Expenses

      The principal solicitation is being made by mail. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be US$100,000.

Transfer Taxes

      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

      Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

      By participating in this exchange offer and executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes represents that:

(1) it is not our “affiliate”, within the meaning of Rule 405 under the Securities Act;

(2) any new notes received by it will be acquired in the ordinary course of its business;

(3) it has no arrangement or understanding with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act;

(4) is not engaged in, and does not intend to engage in, the distribution of the new notes within the meaning of the Securities Act;

(5) if that holder is a broker-dealer, it will receive new notes in exchange for old notes that were acquired for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes; and

(6) if that holder is a broker-dealer, it did not purchase the old notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or any other available exemption from registration under the Securities Act.

      Any purchaser of old notes who is not able to make these representations is a “restricted holder.” As a restricted holder you

(1) will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters referred to above;

(2) will not be able to tender your old notes in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless that sale or transfer is made using an exemption from those requirements or in a transaction not subject to the Securities Act.

      Any broker-dealer who holds old notes acquired for its own account as a result of market-making or other trading activities and who receives new notes in exchange for such old notes pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to such new notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, for a period of 90 days following the expiration date of the exchange offer, participating broker-dealers will be entitled to use the prospectus contained in the exchange offer registration statement in connection with the resale of exchange notes, subject to exceptions, including our right to suspend the use of that prospectus.

      Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

EXCHANGE AGENT AND INFORMATION AGENT

      We have retained Deutsche Bank Trust Company Americas, and its affiliate in Luxembourg, Deutsche Bank Luxembourg S.A., to act as exchange agent and D. F. King & Co., Inc. to act as information agent in connection with the exchange offer. As compensation for their services, we will pay the exchange agent and the information agent customary fees. We have also agreed to reimburse the exchange agent and the information agent for their out-of-pocket expenses (including the fees and disbursements of counsel) and to indemnify them against certain liabilities, including liabilities under federal securities laws.

      Neither the exchange agent nor the information agent assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates, the old notes or the new notes contained in this prospectus or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

TAXATION

United States Taxation

      The exchange of an old note for a new note in the exchange offer will not constitute a taxable exchange for United States federal income tax purposes. For such purposes, a holder will have the same tax basis and holding period in the new note as it did in the old note at the time of such exchange.

Non-U.S. Taxation

      The following discussion summarizes material Chilean tax and Cayman Island tax consequences to beneficial owners arising from ownership and disposition of the new notes. The summary does not purport to be a comprehensive description of all potential Chilean tax and Cayman Island tax considerations that may be relevant to owning or disposing of the new notes and is not intended as tax advice to any particular investor. This summary does nor describe any tax consequences arising under the laws of any state, locality or other taxing jurisdiction other than Chile and the Cayman Islands. There is currently no income tax treaty between the United States and Chile.

      Prospective participants in the exchange offer should consult their own tax advisors as to the Chilean and Cayman Islands or other tax consequences of participation in the exchange offer and ownership and disposition of the new notes, including, in particular, the application of the tax considerations discussed below to their particular situations, as well as the application of state, local, foreign or other tax laws.

Chilean Taxation

      The following is a general summary of the material tax consequences under Chilean tax law with respect to ownership of the new notes by a Foreign Holder. It is based on the tax laws of Chile as in effect on the date of this prospectus, as well as regulations, rulings and decisions of Chile available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. For purposes of this summary, the term “Foreign Holder” means either (1) in the case of an individual, a person who is not resident in Chile (for purposes of Chilean taxation, an individual holder is resident in Chile if he has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years); or (2) in the case of a legal entity, a legal entity that is not organized under the laws of Chile, unless the new notes are assigned to a branch or a permanent establishment of such entity in Chile.

      However, we will make payments of interest or premiums in respect of the new notes to Foreign Holders through our Cayman Islands branch. Chilean tax law generally exempts such payments to Foreign Holders through our Cayman Islands branch from the Chilean interest withholding tax. Payments of interest or premiums, if any, made in respect of the new notes by us, directly from Chile, to a Foreign Holder would be subject to Chilean interest withholding tax at a rate of 35%.

      We have agreed, subject to specific exceptions and limitations, to pay to the holders of the new notes additional amounts in respect of the Chilean withholding taxes mentioned above in order that the interest or premium, if any, the Foreign Holder receives, net of the Chilean Interest Withholding Tax, equals the amount which would have been received by such Foreign Holder in the absence of such withholding. If we pay additional amounts in respect of such Chilean withholding taxes, any refunds of such additional amounts will be for the account of Enersis. See “Description of the New Notes — Payment of Additional Amounts.”

      Under existing Chilean law and regulations, a Foreign Holder will not be subject to any Chilean taxes in respect of payments of principal on the new notes made by Enersis.

      The Chilean Income Tax Law provides that a Foreign Holder is subject to income tax on his Chilean source income. For this purpose, Chilean source income means earnings from activities performed in Chile or from the sale, disposition or other transactions in connection with assets or goods located in Chile. Therefore, any capital gains realized on the sale or other disposition by a Foreign Holder of the new notes generally will not be subject to any Chilean taxes provided that such sales or other dispositions occur outside of Chile.

      A Foreign Holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless new notes held by a Foreign Holder are either located in Chile at the time of such Foreign Holder’s death, or, if the new notes are not located in Chile at the time of a Foreign Holder’s death, if such new notes were purchased or acquired with monies obtained from Chilean sources. A Foreign Holder will not be liable for Chilean stamp, registration or similar taxes upon issuance of the new notes. However, to seek enforcement in Chile of any action brought with respect to the new notes, a stamp tax of 1.608% on the aggregate principal amount of the new notes would have to be paid.

      We have agreed, subject to specific exceptions and limitations, to pay to the holders of the new notes any present or future stamp, court or documentary taxes, charges or levies that arise in the Republic of Chile from the execution, delivery, enforcement or registration of the new notes or any other document or instrument in relation thereto and has agreed to indemnify holders of new notes for any such taxes, charges or similar levies paid by holders. See “Description of the New Notes — Payment of Additional Amounts.”

Cayman Islands Taxation

      The following summary is based upon the tax laws of the Cayman Islands as in effect on the date hereof and, except as provided below, is subject to any change in Cayman Islands law that may come into effect after such date.

      Payments of principal and interest in respect of the new notes will not be subject to taxation in the Cayman Islands and no withholding will be required on such payments to any holder of new notes. Gains derived from the sale of the new notes will not be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance or gift tax.

      The holder of any new note (or the legal personal representative of such holder) whose new note is brought into the Cayman Islands may in certain circumstances be liable to pay stamp duty imposed under the laws of the Cayman Islands in respect of such new note.

      We have agreed, subject to specific exceptions and limitations, to pay to the holders of the new notes any present or future stamp, court or documentary taxes, charges or levies that arise in the Cayman Islands from the execution, delivery, enforcement or registration of the new notes or any other document or instrument in relation thereto and we have agreed to indemnify holders of new notes for any such taxes, charges or similar levies paid by holders. See “Description of the New Notes — Payment of Additional Amounts.”

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. For a period of 90 days following the expiration date of the exchange offer, participating broker-dealers will be entitled to use this prospectus in connection with the resale of new notes, subject to our right to suspend the use of this prospectus if any event occurs while the registration statement for this exchange offer is effective that would make any statement made in the registration statement or this prospectus untrue in any material respect or which would require us to make any changes in the registration statement or prospectus in order to make any statement contained in either of these documents not misleading.

      We will not receive any proceeds from any sale of new notes by broker-dealers.

      New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale;

      at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

      Any resale may be made

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

      Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

INCORPORATION BY REFERENCE

      The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth or incorporated by reference in this prospectus supersedes any previously filed or furnished information that is incorporated by reference into this prospectus to the extent inconsistent with that previously filed or furnished information. We incorporate by reference into this prospectus the following information and documents:

•	our current report on Form 6-K, submitted to the SEC on , 2004; and

•	any future filings on Form 20-F we make under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the exchange offer, and any future submissions on Form 6-K during this period that are identified as being incorporated into this prospectus.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address and phone number or at the office of our Luxembourg paying agent and transfer agent at the address listed on the back cover of this prospectus:

Investor Relations

ENERSIS S.A.
Santa Rosa 76
Santiago, Chile
(56) (2) 353-4682

      To obtain timely delivery before the expiration of the exchange offer, note holders must request this information no later than                     , 2004, which is five business days prior to the expiration of the exchange offer.

      You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to exchange the old notes for new notes only in jurisdictions where offers and sales are permitted.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, except that as a foreign issuer, we are not subject to the proxy rules or the short-swing profit disclosure rules of the Exchange Act. In accordance with these informational and reporting requirements, we file or furnish reports and other information with the SEC. We file annual reports on Form 20-F, which include annual audited consolidated financial statements prepared in accordance with the accounting principles generally accepted in Chile (“Chilean GAAP”), accompanied by a reconciliation to the accounting principles generally accepted in the United

States (“U.S. GAAP”), and furnish reports on Form 6-K containing our quarterly unaudited consolidated financial statements prepared in accordance with Chilean GAAP and certain other information. You may read and copy the reports and other information we file at the Public Reference Room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices at 233 Broadway, New York, New York 10279 and 475 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. You may obtain information on the operation of the Public Reference Room by calling the SEC at telephone number 1-800-SEC-0330. You may request copies of these documents by writing to the SEC and paying a duplicating charge. In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our American Depositary Shares, representing the shares of our common stock, are listed. In addition, the SEC maintains a Web site that contains information filed electronically with the SEC, which can be accessed over the internet at http://www.sec.gov. You may also read and copy such reports and other information about us by contacting the offices of our Luxembourg paying agent, registrar and transfer agent, Deutsche Bank Luxembourg S.A., at 2, Boulevard Konrad Adenauer, L-1115 Luxembourg, The Grand Duchy of Luxembourg.

      We will furnish to JPMorgan Chase Bank, the trustee for the new notes, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file as a “foreign private issuer” (as defined in Rule 3b-4 of the General Rules and Regulations under the Exchange Act) with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of these Sections, then we will file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, any of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security of a foreign private issuer listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. We will, at the specified office of the paying agent in Luxembourg, also provide, without charge, to any person, a copy of any or all of the documents referenced herein.

      We will comply with any undertakings given by us from time to time to the Luxembourg Stock Exchange in connection with the new notes and we will furnish to the Luxembourg Stock Exchange all such information as the rules of the Luxembourg Stock Exchange may require in connection with the listing of the notes.

ENFORCEMENT OF CIVIL LIABILITIES

      We are a publicly held limited liability stock company (sociedad anónima abierta) organized under the laws of Chile. All of our directors and executive officers and certain experts named in this prospectus reside outside the United States (principally in Chile and Spain) and substantially all of the assets of the company and of these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States on, or bring actions or enforce foreign judgments against us or these persons in U.S. courts.

      In addition, no treaty exists between the United States and Chile for the reciprocal enforcement of foreign judgments. There is also doubt as to the enforceability in Chilean courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Chilean courts, however, have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the U.S. judgment in order to ascertain whether certain basic principles of due process and public policy have been respected, without reviewing the merits of the subject matter of the case. Lastly, we have been advised by Domingo Valdés, our General Counsel, that there is doubt as to the enforceability in original actions in Chilean courts of liabilities predicated solely upon U.S. federal securities laws.

      We have appointed CT Corporation System as our authorized agent upon which process may be served in any action which may be instituted in any United States federal or state court having subject matter jurisdiction in the Borough of Manhattan, The City of New York, New York arising out of or based upon the indenture governing the exchange offer and the new notes. See “Description of the New Notes.”

GENERAL INFORMATION

Luxembourg Listing

      Application has been made to list the notes on the Luxembourg Stock Exchange. Prior to such listing on the Luxembourg Stock Exchange, a legal notice relating to the issue of the notes and the bylaws of Enersis (Estatutos Sociales) will be deposited with the Registre de Commerce de Société à Luxembourg, where such documents may be examined or copies obtained. Copies of our bylaws, the Indenture, the Registration Rights Agreement, and the consolidated financial statements, including quarterly interim financial statements, will be available during the term of the notes in the city of Luxembourg at the office of Deutsche Bank Luxembourg S.A., the listing agent for the notes on the Luxembourg Stock Exchange, and at the addresses of the Luxembourg paying agent set forth on the back cover of this prospectus. We do not prepare non-consolidated financial statements. We will maintain a paying and transfer agent in Luxembourg for so long as any old notes or new notes are listed on the Luxembourg Stock Exchange.

No Material Adverse Change

      Since December 31, 2003, the date of the latest audited financial statements, contained in our current report on Form 6-K, submitted to the SEC on                     , 2004, there has been no material adverse change in our condition, financial or otherwise, or in our earnings, operations, business affairs or business prospects, which is not otherwise disclosed or incorporated by reference in this prospectus. Other than as described herein, we are not involved in any litigation, arbitration or administrative proceedings relating to claims or amounts which are material in the context of the exchange offer or the new notes or which would materially and adversely affect our ability to meet our obligations under the new notes, and, so far as we are aware, no such litigation, arbitration or administrative proceedings are pending or threatened.

Authorization

      Enersis was established as a publicly held limited liability stock company (sociedad anónima abierta) under the laws of Chile on June 19, 1981. The issue and offering of the old and new notes were authorized by resolution of the Board of Directors adopted on October 31, 2003.

Clearing Systems

      The new notes have been accepted for clearance through Euroclear and Clearstream under Common Code 018787296 for the new 7.375% notes due 2014. The CUSIP number for the new 2014 Global Note is                     . The ISIN number for the new 2014 Global Note is                     .

LEGAL MATTERS

      Davis Polk & Wardwell, New York, New York, special United States counsel for us, has opined for us on whether the new notes are valid and binding obligations of Enersis as a matter of New York law. Domingo Valdés, Legal General Counsel for Enersis, has opined that the Company is in existence and good standing, has the power to issue the new notes and that the new notes are duly authorized and executed and legal, valid and binding as a matter of Chilean law. Certain tax matters governed by Cayman Islands law were passed upon for us by Maples and Calder, Cayman Island counsel for us.

PUBLIC DOCUMENTS

      The information presented herein and identified as having been extracted from publications of the NEC or CDEC has been presented on the authority of such public documents.

REGISTERED HEAD OFFICE

ENERSIS S.A.
Santa Rosa 76
Santiago
Chile

INDEPENDENT AUDITORS

Deloitte & Touche
Av. Providencia 1760, Piso 8
Santiago, Chile

TRUSTEE, REGISTRAR,

TRANSFER AGENT AND PAYING AGENT
JP Morgan Chase Bank
4 New York Plaza, 15th Floor
New York, NY 10004
United States of America

INFORMATION AGENT

D. F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, NY 10005
United States of America

EXCHANGE AGENT

Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY 10005

LUXEMBOURG EXCHANGE AGENT, REGISTRAR,

TRANSFER AGENT AND PAYING AGENT
Deutsche Bank Luxembourg S.A.
2, Boulevard Konrad Adenauer
L-1115 Luxembourg

LEGAL ADVISORS TO THE ISSUER

As to U.S. Law	As to Cayman Islands Law
Davis Polk & Wardwell	Maples and Calder
450 Lexington Avenue	Ugland House
New York, New York 10017	South Church Street, George Town
United States of America	Grand Cayman
Cayman Islands

CUSTODIAN’S AGENT LUXEMBOURG LISTING AGENT

Deutsche Bank Luxembourg S.A.
2, Boulevard Konrad Adenauer
L-1115 Luxembourg

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      ENDESA, S.A. is the largest electricity generation and distribution company in Spain, which, as of the date of this prospectus, owns a 60.63% beneficial interest in ENERSIS S.A. and maintains an insurance policy for the Company. Under this policy coverage is provided to the directors and executive officers of Enersis against losses arising from claims made by minority shareholders by reason of breach of duty or other errors, omissions and wrongful acts, other than those acts knowingly and intentionally committed wrongfully.

Item 21.	Exhibits and Financial Statement Schedules

      The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference herein.

Item 22.	Undertakings

      (a) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) The undersigned registrant hereby undertakes:

(1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

(2) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests.

      The undertaking in subparagraph (#1) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, ENERSIS S.A. has duly caused this Amendment to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Santiago, Chile on June 1, 2004.

ENERSIS S.A.

By:	/s/ NICOLÁS BILLIKOPF

Name: Nicolas Billikopf

Title: Capital Markets & Compliance Director

      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Pablo Yrarrázaval	Chairman	June 1, 2004

Rafael Miranda	Vice Chairman	June 1, 2004

Alfonso Arias	Director	June 1, 2004

José Luis Palomo	Director	June 1, 2004

* Ernesto Silva	Director	June 1, 2004

* Hernán Somerville	Director	June 1, 2004

* Eugenio Tironi	Director	June 1, 2004

* Mario Valcarce	Chief Executive Officer	June 1, 2004

* Alfredo Ergas	Chief Financial Officer	June 1, 2004

* Fernando Isac	Chief Accounting Officer	June 1, 2004

* By:	/s/ NICOLÁS BILLIKOPF

Name: Nicolas Billikopf

Title: Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE

      Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ENERSIS, S.A., has signed this Amendment to the Registration Statement on Form F-4 in the City of Newark, State of Delaware on June 1, 2004.

/s/ DONALD J. PUGLISI

Authorized Representative in the United States

Name: Donald J. Puglisi

Title: Puglisi and Associates

EXHIBIT INDEX

Exhibit
Number		Document

*(†)3		By-Laws (Estatutos Sociales) (incorporated by reference to Exhibits 1.1 (in Spanish) and 1.2 (in English translation) to our 2002 annual report on Form 20-F filed June 30, 2003)
*4		Indenture, dated as of November 1, 1996 between ENERSIS S.A. and the Trustee (incorporated by reference to Exhibit 4.1 to our Amendment No. 1 to Form F-3 Registration Statement filed on November 7, 1996 with file number 333-5828)
5.1		Opinion of Davis Polk & Wardwell with respect to the new notes
5.2		Opinion of Domingo Valdés, legal counsel of ENERSIS S.A., with respect to the new notes
*(†)10	.1	Credit Agreement among ENERSIS S.A., Banco Bilbao Vizcaya Argentaria, S.A., Citigroup Global Markets Inc., Dresdner Kleinwort Wasserstein Securities LLC, Santander Central Hispano Investment Securities Inc, various lenders and Citibank N.A. as administrative agent, dated May 12, 2003 (incorporated by reference to Exhibit 4.7 to our 2002 annual report on Form 20-F filed June 30, 2003)
**10	.2	Registration Rights Agreement dated as of November 24, 2003 between Enersis and Banco Bilbao Vizcaya Argentaria SA, Deutsche Bank Securities and Santander Investment Limited
*10	.3	Assignment of Rights Contract, dated as of June 25, 1999, between Endesa Internacional S.A. and Interocean Development Inc. (Spanish version) (incorporated by reference to Exhibit 10.1 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2000).
*10	.4	Assignment of Rights Contract, dated as of June 25, 1999, between Endesa Internacional S.A. and Interocean Development Inc. (English version) (incorporated by reference to Exhibit 10.2 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2000).
*10	.5	Assignment of Rights Contract, dated as of June 25, 1999, between Endesa Internacional S.A. and Enersis Investment S.A. (Spanish version) (incorporated by reference to Exhibit 10.3 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2000).
*10	.6	Assignment of Rights Contract, dated as of June 25, 1999, between Endesa Internacional S.A. and Enersis Investment S.A. (English version) (incorporated by reference to Exhibit 10.4 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2000).
*10	.7	Assignment of Rights Contract, dated as of June 25, 1999, between Endesa Internacional S.A. and Empresa Eléctrica de Panamá S.A. (Spanish version) (incorporated by reference to Exhibit 10.5 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2000).
*10	.8	Assignment of Rights Contract, dated as of June 25, 1999, between Endesa Internacional S.A. and Empresa Eléctrica de Panamá S.A. (English version) (incorporated by reference to Exhibit 10.6 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2000).
(†)12		Computation of Ratio of Earnings to Fixed Charges
*21		Subsidiaries of the Company
23.1		Consent of Davis Polk & Wardwell (contained in its opinion filed as Exhibit 5.1)
23.2		Consent of Domingo Valdés, legal counsel of Enersis (contained in its opinion filed as Exhibit 5.2)
23.3		Consent of Maples and Calder, Cayman Islands Counsel to the Company
**24		Power of Attorney (included on signature page)
**25		Statement of Eligibility of JPMorgan Chase Bank (formerly known as the Chase Manhattan Bank), as Trustee, on Form T-1
99.1		Form of Letter of Transmittal
**99	.2	Form of Notice of Guaranteed Delivery
99.3		Form of Letter to Clients

Exhibit
Number		Document

99.4		Form of Letter to Nominees
**99	.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

*	Incorporated by reference.

**	Previously filed.

(†)	To be filed by amendment.